STOCK PURCHASE AGREEMENT

By and Between

RADIANT LOGISTICS, INC.

a Delaware corporation

(“Purchaser”)

and

ROBERT F. FRIEDMAN

(“Shareholder”)

September 5, 2008

TABLE OF CONTENTS

ARTICLE I SALE AND TRANSFER OF SHARES		1
1.1	Sale and Purchase of the Shares	1
1.2	Base Purchase Price	1
1.3	Tier-2 Earn-Out Payment	3
1.4	Intentionally Deleted	4
1.5	Integration Payment	4
1.6	Purchase Price Adjustments	4
1.7	Acceleration of Certain Payments due to Shareholder	5
1.8	Objections; Dispute Resolution	6

ARTICLE II CLOSING		8
2.1	Closing Date	8
2.2	Closing Transactions	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER		10
3.1	Organization, Qualification and Status	10
3.2	Corporate Instruments and Records	11
3.3	Capitalization	12
3.4	Ownership of Shares	12
3.5	Subsidiaries	12
3.6	Authority	13
3.7	No Violation	14
3.8	Financial Statements	14
3.9	Absence of Undisclosed and Contingent Liabilities	15
3.10	No Adverse Changes	15
3.11	Guarantees	17
3.12	Tax Matters	17
3.13	Litigation	19
3.14	Real Property	19
3.15	Owned Tangible Personal Property	20
3.16	Condition of Buildings and Tangible Personal Property	20
3.17	Material Contracts	20
3.18	Relationship with Related Persons	22
3.19	Banking Matters	22
3.20	Labor and Employment Matters	22
3.21	Termination of Business Relationships	24
3.22	Customers	24
3.23	Product and Service Warranties	24
3.24	Insurance	24
3.25	Compliance with Laws	24
3.26	Licenses and Permits	25
3.27	Environmental Matters	25
3.28	Intellectual Property Matters	25
3.29	Absence of Certain Business Practices	26
3.30	Brokers or Finders	26
3.31	Disclosure	26

- i -

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		26
4.1	Organization and Qualification	27
4.2	Corporate Instruments and Records	27
4.3	Authorization; Valid and Binding Obligation	27
4.4	Litigation; Orders	27
4.5	No Violations	28
4.6	Investment Intent	28
4.7	Purchaser SEC Reports	28
4.8	Brokers or Finders	29

ARTICLE V INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS		29
5.1	Indemnification.	29
5.2	Baskets, Caps and Other Limits	30
5.3	Expiration of Representations, Warranties and Covenants	31
5.4	Methods of Asserting Claims for Indemnification	31
5.5	Potential Set-Off Under Existing Promissory Note	32
5.6	No Right of Contribution	32

ARTICLE VI ADDITIONAL AGREEMENTS OF THE PARTIES		33
6.1	Prohibition on Trading in Purchaser Stock	33
6.2	Confidentiality	33
6.3	Non Competition	34
6.4	Non Solicitation	34
6.5	Injunctive Relief	34
6.6	Further Acts and Assurances	35
6.7	Public Announcements	35
6.8	Tax Matters	36
6.9	Arbitration	38
6.10	Effective Date of Financial Calculations	39
6.11	Inactive Companies	40

ARTICLE VII MISCELLANEOUS		40
7.1	Definitions	40
7.2	Cumulative Remedies; Waiver	50
7.3	Notices	50
7.4	Entire Agreement; Assignment	51
7.5	Binding Effect; Benefit	51
7.6	Headings	52
7.7	Counterparts	52
7.8	Governing Law	52
7.9	Severability	52
7.10	Expenses	52
7.11	Amendment and Modification	52
7.12	Release and Discharge	52
7.13	Time of Essence	53
7.14	Construction	53

- ii -

Exhibits
A	Investor Representation Letter
B	Friedman Employment Agreement
C	Shareholder’s Schedules
Shareholder Schedules
1.2(b)(iii)	Gross Profit Contribution Reductions
1.5	Integration Milestones
1.5(ii)	Employee Matters
1.6(c)	Accounting Adjustments
2.2 (b)(i)	Wire Instructions for Shareholder
3.1	Jurisdictions
3.2	Articles/Bylaws
3.5	Subsidiaries
3.8	Financial Statements
3.10	Permitted Transactions
3.11(b)	Guarantees
3.13	Litigation
3.14	Leases
3.15	Tangible Personal Property
3.17	Material Contracts
3.19	Banking Matters
3.24	Insurance Coverages
3.28	Intellectual Property
5.5	Promissory Note
7.1	Working Capital

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), made and entered into this 5th day of September, 2008 by and between Radiant Logistics, Inc., a Delaware corporation (“Purchaser”), and Robert F. Friedman (the “Shareholder”), the sole shareholder of Adcom Express, Inc., a Minnesota corporation (the “Company”). Unless otherwise specified, defined terms used herein shall have the meanings set forth in Section 7.1 of this Agreement. The Purchaser, and the Shareholder are each referred to individually herein as a “Party,” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Shareholder owns beneficially and of record one hundred percent (100%) of the issued and outstanding capital stock of the Company, consisting of 2,500 shares of common stock, $0 par value (the “Shares”);

WHEREAS, the Shareholder desires to sell, and the Purchaser desires to purchase, all of the Shares for the consideration and on the terms set forth herein; and

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
SALE AND TRANSFER OF SHARES

1.1 Sale and Purchase of the Shares.

In reliance upon the representations, warranties, covenants and additional agreements contained in this Agreement, as of the date of the closing of the transactions described in this Agreement (the “Closing”), the Purchaser agrees to purchase the Shares from the Shareholder, and the Shareholder agrees to sell, transfer, convey, assign and deliver the Shares to the Purchaser, subject to and on the terms and conditions set forth in this Agreement, such sale, transfer, conveyance, assignment and delivery of the Shares causing the entire right, title and interest in and to the Shares to be transferred beneficially and of record to Purchaser, free and clear of any Encumbrances or Rights of any kind or nature whatsoever; and at such time the Shares will be fully paid and non-assessable. At the Closing, the Shareholder will deliver to the Purchaser certificates evidencing the Shares duly endorsed in blank or with stock powers duly executed by the Shareholder. In consideration thereof, the Purchaser shall pay and deliver to the Shareholder the purchase price for the Shares set forth in and in accordance with Sections 1.2 through 1.6 hereafter.

1.2 Base Purchase Price.

(a) The base purchase price for the Shares (the "Base Purchase Price") shall be that amount set forth in Sections 1.2(b)(i) and (b)(ii) below.

(b) The Purchaser shall pay the Base Purchase Price to the Shareholder as follows:

(i) $4,750,000 shall be paid to the Shareholder in cash at Closing (the “Initial Closing Cash Payment”) and $250,000 shall be paid to Shareholder in cash (the “Subsequent Closing Cash Payment”) following the Closing in accordance with and subject to adjustment pursuant to Section 1.6.

(ii) Subject to the terms of Section 1.2(b)(iii) below, the Purchaser shall pay to the Shareholder up to an additional $2,800,000 which shall be payable in four (4) installments (collectively, the “Tier-1 Earn-Out Payments” and individually, a “Tier-1 Earn-Out Payment”) covering the following four (4) earn-out periods (each an “Earn-Out Period” and collectively, the “Earn-Out Periods”) from September 1, 2008 through June 30, 2012, as follows: (A) the “2009 Earn-Out Payment” covering the period from September 1, 2008 through June 30, 2009 (the “2009 Earn-Out Period”); (B) the “2010 Earn-Out Payment” covering the period from July 1, 2009 through June 30, 2010 (the “2010 Earn-Out Period”); (C) the “2011 Earn-Out Payment” covering the period from July 1, 2010 through June 30, 2011 (the “2011 Earn-Out Period”); and (D) the “2012 Earn-Out Payment” covering the period from July 1, 2011 through June 30, 2012 (the “2012 Earn-Out Period”). Each of the Tier-1 Earn-Out Payments shall be in an amount up to $700,000.

(iii) Payment of each Tier-1 Earn-Out Payment shall be based on the Company having achieved the Gross Profit Contributions for each respective Earn-Out Period, as follows (each, a “Base Targeted Amount”): $3,600,000 in Gross Profit Contributions for the 2009 Earn-Out Period; $4,320,000 in Gross Profit Contributions for the 2010 Earn-Out Period; $4,320,000 in Gross Profit Contributions for the 2011 Earn-Out Period; and $4,320,000 in Gross Profit Contributions for the 2012 Earn-Out Period. To the extent the Company’s actual Gross Profit Contributions during any Earn-Out Period are less than the Base Targeted Amount for the same period (such deficit referred to as the “Shortfall Amount”), the Tier-1 Earn-Out Payment for that Earn-Out Period shall be reduced by forty-five percent (45%) of the Shortfall Amount.

(1) If, during an Earn-Out Period, any historically-operated Company station is combined into one financial reporting unit with a station of Purchaser or any Affiliate of Purchaser, the Gross Profit Contributions of the then-combined Company station will be determined by including (A) one hundred percent (100%) of the Gross Profit Contributions of the customers historically serviced by such Company station prior to any such combination, plus (B) a Proportionate Share of any Gross Profit Contributions arising from new customers serviced by the combined operations. For purposes of this paragraph, the “Proportionate Share of Gross Profit Contributions” shall equal the Gross Profit Contributions of the Company station being combined for the most recent full 12 month period preceding the combination, divided by the total Gross Profit Contributions of the combined operations on a pro forma basis for the most recent full 12 month period preceding the combination.

(2) In order to protect the Shareholder from temporary fluctuations in the Company’s Gross Profit Contributions in any Earn-Out Period, a period-to-period analysis shall be made so that the cumulative Shortfall Amount incurred in any prior Earn-Out Period(s) can be recovered in a subsequent Earn-Out Period to the extent the Gross

Profit Contributions for such Earn-Out Period is in excess of the Base Targeted Amounts for the same period (such amount being the “Overage”). In any Earn-Out Period in which there is an Overage, the Purchaser shall pay to the Shareholder an amount equal to forty-five percent (45%) of the lesser of the Overage or the cumulative Shortfall Amount for any prior Earn-Out Period(s). The balance of any remaining cumulative Shortfall Amount can be recovered against any future Overage. A cumulative Overage from any prior Earn-Out Period(s) can be applied to a Shortfall Amount in any subsequent Earn-Out Period. In any Earn-Out Period in which a Shortfall Amount is incurred and there is a cumulative Overage from any prior Earn-Out Period, the Purchaser shall pay to the Shareholder an amount equal to forty-five percent (45%) of the lesser of the Shortfall Amount or the cumulative Overage.

(iv) The Tier-1 Earn-Out Payments shall be payable on October 1 of 2009, 2010, 2011, and 2012 (the “Tier-1 Earn-Out Payment Dates”), and shall be payable fifty percent (50%) in cash and fifty percent (50%) in newly issued shares of common stock of Purchaser (the “Purchaser Shares”). The Purchaser Shares issued in connection with the Tier-1 Earn-Out Payment will be valued at the Weighted Average Price of Purchaser’s common stock on the principal exchange or over-the-counter market on which the Purchaser’s shares trade, for the thirty (30) trading days prior to the Tier-1 Earn-Out Payment Date. In the event Purchaser’s shares are not traded on a public exchange or an over-the-counter market for the thirty (30) days prior to the Tier-1 Earn-Out Payment Date, such Tier-1 Earn-Out Payment shall be payable one hundred percent (100%) in cash.

(v) The Purchaser Shares shall be delivered to the Shareholder not later than ten (10) business days after the Tier-1 Earn-Out Payment Dates against delivery by the Shareholder to the Purchaser of an Investment Representation letter in substantially the form attached hereto as Exhibit “A” executed by Shareholder together any and all such other documents, agreements, consents, and approvals governmental or otherwise, as may be reasonably requested by the Purchaser in connection with compliance with the provisions of the Securities Act or any state securities laws.

1.3 Tier-2 Earn-Out Payment.

(a) In addition to the Base Purchase Price, the Purchaser shall pay to the Shareholder in cash an amount equal to 20% of the amount by which the cumulative Gross Profit Contributions of the Company from September 1, 2008 through June 30, 2012 exceed $16,560,000 (the “Tier-2 Earn-Out Payment”); provided, however, that the first $500,000 of the Tier-2 Earn-Out Payment earned by the Shareholder (the “Tier-2 Holdback Amount”) is not payable to the Shareholder until October 1, 2012, unless earlier accelerated as provided for in Section 1.7, and provided further that once the Tier-2 Holdback Amount is satisfied, fifty percent (50%) of any additional amounts due to the Shareholder as a Tier-2 Earn-Out Payment shall be payable to the Shareholder on October 1, 2012 (the “Additional Tier-2 Holdback Amounts”), unless earlier accelerated as provided for in Section 1.7, and the remaining fifty percent (50%) of such payment shall be paid to the Shareholder on the next-occurring Tier-1 Earn-Out Payment Date.

(b) Notwithstanding the foregoing, the maximum amount of the Tier-2 Earn-Out Payment shall be $2,000,000.

1.4 Intentionally Deleted.

1.5 Integration Payment.

(a) In addition to the Base Purchase Price, the Purchaser shall pay to the Shareholder an “Integration Payment” as follows:

(i) $1,250,000.00 shall be paid to the Purchaser within 90 days after all of the integration milestones identified on Schedule 1.5 are achieved, but in no event later than the eighteen (18) month anniversary of the Closing (the “Integration Payment Date”).

(ii) The Integration Payment shall be payable fifty percent (50%) in cash and fifty percent (50%) in Purchaser Shares, with the cash component thereof subject to reduction by the amount of the costs identified on Schedule 1.5(ii).

(iii) Purchaser Shares issued in connection with the Integration Payment will be valued at the Weighted Average Price of Purchaser’s common stock on the principal exchange or over-the-counter market on which the Purchaser’s shares trade, for the thirty (30) trading days prior to the Integration Payment Date. In the event Purchaser’s shares are not traded on a public exchange or an over-the-counter market for the thirty (30) days prior to the Integration Payment Date, such Integration Payment shall be payable one hundred percent (100%) in cash.

(iv) The Purchaser Shares shall be delivered to the Shareholder not later than ten (10) business days after the Integration Payment Date against delivery by the Shareholder to the Purchaser of an Investment Representation letter in substantially the form attached hereto as Exhibit “A”.

1.6 Purchase Price Adjustments.

(a) The Base Purchase Price has been agreed to by the Parties on the assumption that the Company shall have no Bank Indebtedness as of the Closing Date. To the extent the Company shall have outstanding Bank Indebtedness as of the Closing Date, the cash portion of the Base Purchase Price payable at Closing shall be reduced by the amount of such Bank Indebtedness.

(b) Promptly following the Closing Date (but in any event within ninety (90) days after the Closing Date), the Company shall cause an accounting firm selected by the Shareholder to prepare and deliver to the Shareholder a pro-forma balance sheet of the Company as of August 31, 2008, adjusted to account for the occurrence of the Permitted Transactions (the “Closing Balance Sheet”). The Closing Balance Sheet shall include an identification of the Working Capital of the Company as of the Closing Date.

(c) Subject to Section 1.6(d) below, in the event that the Working Capital set forth in the Closing Balance Sheet is less than $555,000, subject to increase by the amounts identified within Schedule 1.6(c), (as so adjusted, the “Minimum Working Capital Amount”) (such deficiency hereafter referred to as the “Deficit Working Capital Amount”), the Purchaser shall deduct and set-off against the Subsequent Closing Cash Payment due to the Shareholder an

amount equal to the Deficit Working Capital Amount and shall pay such net amount to Shareholder in immediately available funds within ten (10) business days after the end of the Response Period or, in the event the Shareholder has delivered to the Purchaser a timely Objection Notice under Section 1.8, within ten (10) business days after the final determination of the Independent Accountants pursuant to Section 1.8(d).

(d) In the event that the Deficit Working Capital Amount exceeds the Subsequent Closing Cash Payment, no Subsequent Closing Cash Payment shall be due to the Shareholder, and the full amount of such excess shall be paid by Shareholder to Purchaser in immediately available funds within ten (10) business days after the end of the Response Period or, in the event the Shareholder has delivered to the Purchaser a timely Objection Notice under Section 1.8, within ten (10) business days after the final determination of the Independent Accountants pursuant to Section 1.8(d).

(e) In the event that the Company’s Working Capital set forth in the Closing Balance Sheet is greater than the Minimum Working Capital Amount (such excess hereafter referred to as the “Excess Working Capital Amount”), the Subsequent Closing Cash Payment shall be equal to the Subsequent Closing Cash Payment and the Excess Working Capital Amount and shall be paid by Purchaser to Shareholder in immediately available funds within ten (10) business days of the Response Period or, in the event the Shareholder has delivered to the Purchaser a timely Objection Notice under Section 1.8, within five (10) business days after the final determination of the Independent Accountants pursuant to Section 1.8(d).

(f) The Closing Balance Sheet shall be determined in accordance with Section 1.6(b) derived from the balance sheet of the Company as of the close of business on August 31, 2008 in accordance with GAAP applied on a basis consistent with the historical practices of the Company and the Financial Statements.

1.7 Acceleration of Certain Payments due to Shareholder.

(a) Right to Accelerate Integration Payment. Effective in conjunction with and immediately upon consummation of a Corporate Transaction, the Integration Payment, if not yet paid, shall automatically become due and payable in cash upon closing of such Corporate Transaction.

(b) Contingent Right to Accelerate Tier-One Earn-Out Payments. If the cumulative Gross Profit Contributions for the period beginning on September 1, 2008 and ending on the last day of the Earn-Out Period immediately preceding a Corporate Transaction are greater than or equal to seventy-five percent (75%) of the cumulative Base Targeted Amounts for such period (the “Acceleration Threshold”), then effective with and immediately upon the consummation of a Corporate Transaction, the balance of any unpaid Tier-1 Earn-Out Payments for any Earn-Out Period, shall upon the written election of the Shareholder, become due and payable in cash upon closing of such Corporate Transaction.

(c) Right to Receive Pro-rated Portion of Tier-1 Earn-Out Payments. If the Acceleration Threshold is not satisfied, then the balance of the Tier-1 Earn-Out Payments shall, upon the written election of the Shareholder, become due and payable in cash upon the closing of such Corporate Transaction and shall be payable as follows: For the Earn-Out Period within which the Corporate Transaction occurs, the Tier-1 Earn-Out Payment shall be determined based on the Gross Profit Contributions of the Company through the date of closing of the Corporate Transaction, projected on an annualized basis through the remainder of the current Earn-Out Period. For the remaining Earn-Out Periods following the Earn-Out Period within which the Corporate Transaction occurred, the Tier-1 Earn-Out Payments shall be equal to the product of: (A) the maximum amount of Tier-1 Earn-Out Payments due to the Shareholder for such remaining Earn-Out Periods assuming all Base Targeted Amounts were met (excluding for this purpose the Earn-Out Period within which the Corporate Transaction occurred); and (B) a fraction the numerator of which is the amount of all Tier-1 Earn-Out Payments paid to Shareholder hereunder with respect to each prior Earn-Out Period including the Earn-Out Period within which the Corporate Transaction occurred (the “Prior Periods”) and the denominator of which is the maximum amount of Tier-1 Earn-Out Payments payable with respect to such Prior Periods assuming all Base Targeted Amounts were met.

(d) Right to Accelerate Tier-2 Earn-Out Payments. Effective with and immediately upon the consummation of a Corporate Transaction, any portion of the Tier-2 Earn-Out Payment earned by the Shareholder but not previously paid by the Purchaser, including the Tier-2 Holdback Amount and any Additional Tier-2 Holdback Amounts, shall upon the written election of the Shareholder, become due and payable in cash upon closing of such Corporate Transaction.

(e) Binding Obligations of Successors. Purchaser agrees that it will make appropriate provisions to ensure that any Tier-1 Earn-Out Payments and Tier-2 Earn-Out Payments unpaid as of the closing of a Corporate Transaction shall become binding obligations of any successor entity of Company, and prior to the closing of any Corporate Transaction, Purchaser shall provide the Shareholder with written evidence of the same.

(f) Notice of Corporate Transaction. The Purchaser shall provide the Shareholder written notice of any impending Corporate Transaction not less than thirty (30) days prior to the anticipated closing date of such Corporate Transaction.

(g) Notice of Acceleration. In order to be effective, the Shareholder shall deliver written notice to Purchaser of his intent to exercise his acceleration rights under this Section 1.7 no later than twenty (20) days after notice has been provided by Purchaser of the Corporate Transaction.

1.8 Objections; Dispute Resolution.

(a) Not later than five (5) business days after, each Tier-1 and Tier-2 Earn-Out Payment Date, the Integration Payment Date, and delivery of the Closing Balance Sheet under Section 1.6, as the case may be, the Purchaser shall prepare and deliver to the Shareholder, along with the Tier-1 or Tier-2 Earn-Out Payment, Integration Payment, or the determination of the Subsequent Closing Cash Payment, as the case may be, a certificate (the “Earn-Out Certificate”) signed by a senior executive of the Purchaser setting forth the amount and method of calculating the amounts paid.

(b) If the Shareholder concludes that any matter reported in an Earn-Out Certificate is not accurate, the Shareholder shall, within ten (10) days after his receipt of such certificate (the “Response Period”), deliver to the Purchaser a written statement (the “Objection Notice”) setting forth in reasonable detail the nature of the objections to each of any discrepancies believed to exist. If no Objection Notice is given within the Response Period for a particular Earn Out Certificate, then the calculations set forth in such Earn-Out Certificate shall be controlling for all purposes of this Agreement.

(c) If an Objection Notice is timely given within the Response Period, the Purchaser and the Shareholder shall use good faith efforts to jointly resolve any objections and discrepancies set forth in such Objection Notice within thirty (30) days of the receipt by the Purchaser of such Objection Notice, which resolution, if achieved, shall be fully and completely binding upon all Parties to this Agreement and not subject to further review, appeal, or dispute.

(d) If the Purchaser and the Shareholder are unable to resolve the objections and discrepancies set forth in such Objection Notice to their mutual satisfaction within such thirty (30) day period, then the matter shall be submitted to an accounting firm mutually acceptable to the Purchaser and the Shareholder (the “Independent Accountants”). In submitting such matter to the Independent Accountants, the Purchaser, and the Shareholder shall concurrently deliver, at their own expense, to the Independent Accountants and the other Party such documents and information as the Independent Accountants may request. Each Party may also deliver to the Independent Accountants such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently delivered to the other Party. Neither Party shall have or conduct any communication, either written or oral, with the Independent Accountants without the other Party either being present or receiving a concurrent copy of any written communication. The Independent Accountants may conduct a conference concerning the objections and disagreements between the Purchaser and the Shareholder, at which conference each Party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Independent Accountants and the other Party), and (ii) have present its or their advisors, accountants and/or counsel. The Independent Accountants shall promptly (but not to exceed seventy-five (75) days from the date of engagement of the Independent Accountants) render a decision, acting as an expert and not an arbitrator, on the issues presented, and such decision shall be final and binding on all of the Parties to this Agreement. In the event the Independent Accountants require a payment to be made by one Party to the other Party, such payment shall be due and payable within thirty (30) days from the date the decision is rendered. Each of the Parties shall agree to indemnify and hold harmless the Independent Accountants, and to execute whatever documents or agreements are necessary to effectuate the foregoing.

(e) The Shareholder, on the one hand, and Purchaser, on the other hand, shall each pay fifty percent (50%) of all costs, fees and expenses to engage the Independent Accountants.

(f) In connection with its review of all matters arising under the Earn-Out Certificate, the Purchaser shall provide the Shareholder and their representatives complete access to the books, records, personnel and facilities of or pertaining to the Company.

ARTICLE II
CLOSING

2.1 Closing Date.

The Closing shall take place at the offices of the Company, or at such other location agreed to by the Parties simultaneously with the execution and delivery of this Agreement. The date of the Closing is hereinafter referred to as the "Closing Date."

2.2 Closing Transactions.

At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a) The Shareholder shall deliver or cause to be delivered to the Purchaser, or if specified to such other person, the following:

(i) Certificates representing all of the Shares duly endorsed by the Shareholder in blank or accompanied by assignments separate from certificate duly endorsed in blank, and such other duly executed transfer documents as are required to perfect the transfer;

(ii) A certificate of the Shareholder to the effect that the Company and the Shareholder have performed all obligations required to be performed by them under this Agreement prior the Closing Date;

(iii) The employment agreement by and between the Company and Shareholder (the "Friedman Employment Agreement"), in substantially the form attached hereto as Exhibit B executed by the Shareholder;

(iv) A certificate of existence/authorization from the office of the Minnesota Secretary of State dated within fifteen (15) days of the Closing Date to the effect that the Company is in good standing under the laws of such state;

(v) Financial statements of the Company for its two most recently completed fiscal years ended September 30, 2007 and September 30, 2006, audited by an SEC-registered independent accountant, and financial statements of the Company for the nine-month interim periods ended June 30, 2008 and June 30, 2007, reviewed by an SEC-registered independent accountant (collectively, the “Financial Statements”), that contain no material qualifications and identify no material exceptions to generally accepted accounting principles in form and substance required under the rules and regulations of the SEC;

(vi) All approvals, consents, permits and waivers of Governmental Authorities and any other Person necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and no such approval, consent, permit or waiver of any Governmental Authority or such other third party shall contain any term or condition that Purchaser in its reasonable discretion determines to be unduly burdensome. The Company must notify the Federal Maritime Commission of the change in ownership following the closing;

(vii) An incumbency certificate signed by the President of the Company dated at or about the Closing Date;

(viii) Copies of the Company’s articles of incorporation and by laws certified by the Secretary of the Company dated at or about the Closing Date;

(ix) Certified resolutions of the board of directors of the Company retaining Robert F. Friedman as President of the Company, together with the resignation of Robert F. Friedman from all other officer positions of the Company;

(x) Certificates or Articles of Merger related to the mergers of FNA Corporation (“FNA”) and BFW Logistics, Inc. (“BFW”) with and into the Company (the “Permitted Mergers”) as filed with the offices of the Minnesota and Delaware Secretaries of State;

(xi) An opinion of the Company’s counsel in form and substance satisfactory to Purchaser;

(xii) A non-foreign person affidavit as required by Section 1445 of the Code from the Shareholder, if applicable;

(xiii) Uniform Commercial Code searches of filings made pursuant to Article 9 thereof in all jurisdictions where any assets of the Company are located, in form, scope and substance reasonably satisfactory to Purchaser and its counsel, shall not disclose any Encumbrances against any of such assets disclosed thereby except Encumbrances that are disclosed in Financial Statements, this Agreement, or are otherwise released or terminated by the Company prior to or at the time of Closing;

(xiv) Court docket (or similar searches) and judgment searches in scope reasonably acceptable to the Purchaser’s counsel;

(xv) Either (i) evidence satisfactory to the Purchaser that all outstanding Bank Indebtedness has been repaid in full or (ii) written request to Purchaser to apply that portion of the Base Purchase Price to be paid at the Closing to the repayment in full of all outstanding Bank Indebtedness; and

(xvi) Such other documents, agreements, consents, and approvals governmental or otherwise, as are required under this Agreement or as may be reasonably requested by the Purchaser in connection with compliance with the provisions hereunder and consummation of the transactions contemplated herein.

(b) Purchaser will deliver or cause to be delivered to the Shareholder the following:

(i) The Initial Closing Cash Payment required to be paid at the Closing under Section 1.2(b)(i) by wire transfer of immediately available funds to the bank account of Shareholder set forth on Schedule 2.2(b)(i);

(ii) A certificate of good standing of the Secretary of the State of Delaware dated within fifteen (15) days of the Closing Date, to the effect that Purchaser is in good standing under the laws of Delaware;

(iii) Certified resolutions of the Purchaser’s board of directors, dated at or about the Closing Date, authorizing the transactions contemplated under this Agreement;

(iv) An incumbency certificate signed by all of the officers of the Purchaser, dated at or about the Closing Date;

(v) The Friedman Employment Agreement executed by the Company;

(vi) An opinion of the Purchaser’s counsel, in form and substance satisfactory to the Shareholder;

(vii) All consents, authorizations, orders or approvals required in order to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder; and

(viii) Such additional documents, agreements, consents, and approvals governmental or otherwise, as are required under this Agreement or as may be reasonably requested by the Shareholder in connection with compliance with the provisions hereunder and consummation of the transactions contemplated herein.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

As a material inducement to Purchaser to execute this Agreement and the Ancillary Agreements and consummate the transactions contemplated hereby and thereby, the Shareholder, hereby represents to the Purchaser that each of the following representations and warranties are true and correct as of the Closing Date, except as otherwise set forth in written disclosure schedules (the “Shareholder’s Schedules”) delivered to Purchaser pursuant to this Article III, a copy of which is attached to this Agreement as Exhibit C. The Shareholder’s Schedules are numbered to correspond to the various sections of this Article III setting forth certain exceptions to the representations and warranties contained in this Article III and certain other information required by this Agreement; provided, however, that any information disclosed in any section of the Shareholder’s Schedules shall be deemed to be disclosed and incorporated in any other part of the Shareholder’s Schedules, and shall modify and except the representations and warranties applicable thereto, where such incorporation is reasonable under the circumstances.

3.1 Organization, Qualification and Status.

(a) The Company is duly incorporated and organized, validly existing and authorized under the laws of the State of Minnesota. The Company has full corporate power and authority to own, lease and use its properties and to carry on the Business as presently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each of the jurisdictions in which the nature of the Business or the character of the properties and assets which it owns or leases makes such qualification or licensing necessary. Each jurisdiction in which the Company is qualified or licensed to do business as a foreign corporation is set forth in Section 3.1 of the Shareholder’s Schedules, except where such failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not and would not have a Material Adverse Effect on the Company.

(b) The Company has not, during the six (6) year period immediately preceding the date hereof, changed its name, been the surviving entity of a merger, consolidation or other reorganization, or acquired all or substantially all of the assets of any Person. Section 3.1(b) of the Shareholder’s Schedules sets forth all fictitious names under which the Company or such predecessors have conducted business.

(c) On or before the Closing Date, FNA Corporation, a Delaware corporation, and BFW Logistics, Inc., a Minnesota corporation (collectively, the “Related Companies” and individually a “Related Company”), have been merged with and into the Company such that as of the Closing Date, the former assets, liabilities and operations of the Related Companies are then included within the Company. Both of the forgoing mergers were duly and validly approved and authorized by all necessary board, shareholder and other corporate action required by the certificate or articles of incorporation and bylaws of each Related Company and of the Company and all applicable corporation laws, were completed in accordance with all applicable corporation laws and all filings with all Governmental Authorities necessary to effect both mergers have been made. Neither of the mergers: (i) conflicted with or resulted in a breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of any Related Company; (ii) violated, conflicted with or resulted in a breach of or default under any of the terms, conditions or provisions of any Instrument to which any Related Company was a party; (iii) accelerated or gave to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument to which any Related Company was a party; (iv) resulted in the creation of any Encumbrance on the assets, capital stock or properties of any Related Company; (v) to the Knowledge of the Shareholder, conflicted with, violated or resulted in a breach of or constituted a default under, any Applicable Law to which the Company, any Related Company or any of their respective assets or properties is or were subject; (vi) except as already obtained or filed, required the Company or any Related Company to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any Governmental Authority or any other Person; or (vii) affected the validity, enforceability or effectiveness of any Permit.

(d) Each of RF Transportation, Inc., a Minnesota corporation; Adcom Express of Colorado, Inc., a Colorado corporation; Adcom Express of Atlanta, Inc., a Georgia corporation; and TR & MM, Inc., a Minnesota Corporation, Adcom Worldwide (Canada) NC, an Alberta Unlimited Liability Company (collectively, the “Inactive Companies”) has prior to the Closing Date ceased business operations and has no Liabilities.

3.2 Corporate Instruments and Records.

The copies of the articles of incorporation and bylaws of the Company, attached hereto at Schedule 3.2, certified by the Secretary of the Company and heretofore furnished to Purchaser, are true, correct and complete and each include all amendments to the date hereof. The minute books of the Company, as made available to the Purchaser, contain a true, complete and correct record of all corporate action taken on or prior to the date hereof at the meetings of its shareholders and directors and committees thereof. The stock certificate books and ledgers of the Company, as made available to the Purchaser for inspection, are true, correct and complete, and accurately reflect, at the date hereof, the ownership of the outstanding capital stock of the Company by the Shareholder.

3.3 Capitalization.

The authorized capital stock of the Company consists of 2,500 shares of common stock, $0 par value, of which 2,500 shares are issued and outstanding and constitute the Shares. All of the Shares are held beneficially and of record by the Shareholder, and no shares are held in the treasury of the Company. All of the Shares are validly issued, fully paid and non-assessable and entitled to vote at shareholder meetings, and none of the Shares has been issued in violation of any preemptive rights of shareholders or transferred in violation of any transfer restrictions relating thereto. None of the Shares is subject to any preemptive or other right created by statute, the Company’s articles of incorporation or bylaws, by contract, or otherwise. There are no authorized or outstanding options, warrants, convertible securities, subscription rights, puts, calls, unsatisfied preemptive rights or other rights of any nature to purchase or otherwise receive, or to require the Company to purchase, redeem or acquire, any shares of the capital stock or other securities of the Company and there is no outstanding security of any kind convertible into such capital stock. None of the shares of capital stock or other securities of the Company was issued in violation of the Securities Act, state securities laws, or any other legal requirement.

3.4 Ownership of Shares.

The Shareholder owns and holds, beneficially and of record, the entire right, title, and interest in and to the Shares, free and clear of all Rights and Encumbrances. The Shareholder has full power and authority to vote the Shares owned by him and to approve the transactions contemplated by this Agreement. Shareholder has the full power and authority to vote, transfer and dispose of the Shares, free and clear of any Right or Encumbrance other than restrictions under the Securities Act and applicable state securities laws. At the Closing, the Purchaser will acquire good title to the Shares, free and clear of all Rights and Encumbrances. Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal, or other right of any Person to acquire, or to cause the redemption of, the Shares or to effect the merger or consolidation of the Company with or into any other Person.

3.5 Subsidiaries.

(a) Schedule 3.5 attached hereto sets forth:

(i) The name and percentage ownership by the Company of each corporation, partnership, joint venture or other entity in which the Company has, directly or indirectly, an equity interest representing fifty percent (50%) or more of the capital stock thereof or other equity interests therein (individually, a “Subsidiary” and, collectively, the “Subsidiaries”);

(ii) The name and percentage ownership of each corporation, partnership, joint venture or other entity in which the Shareholder has, directly or indirectly, an equity interest representing fifty percent (50%) or more of the capital stock thereof or other equity interests therein (individually, an “Affiliated Entity” and collectively, the “Affiliated Entities”), which has or at any time in the past five (5) years has had a relationship with the Company or any of the Subsidiaries;

(iii) The jurisdiction of incorporation, capitalization and ownership of each Subsidiary and Affiliated Entity;

(iv) The names and the officers and directors of each Subsidiary and Affiliated Entity; and

(v) The jurisdictions in which each Subsidiary and Affiliated Entity is qualified or holds licenses to do business as a foreign corporation.

(b) Except as set forth in Schedule 3.5, the Company owns of record and beneficially all of the outstanding shares of capital stock of each of the Subsidiaries free and clear of all Encumbrances.

(c) Except as set forth in Schedule 3.5, each of the Subsidiaries and Affiliated Entities is a corporation or other entity duly organized and validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own its properties and carry on its business as now being conducted. Each of the Subsidiaries and Affiliated Entities is duly qualified to do business and in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification. Certified copies of the charter, bylaws and other governing instruments of the Subsidiaries and Affiliated Entities, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date of such delivery. The Company does not own any capital stock of or other equity interest in any corporation, partnership or other entity, other than the Subsidiaries. The shares of capital stock of each Subsidiary as set forth in Schedule 3.5 have been duly and validly issued and are fully paid and non-assessable.

(d) Except as set forth in Schedule 3.5, none of the Subsidiaries holds shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding any (i) options, warrants or other rights with respect to the capital stock of any of the Subsidiaries, (ii) any securities convertible into or exchangeable for shares of such stock, or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of any of them.

3.6 Authority.

The Shareholder has the full capacity, power and authority to enter into this Agreement and the Ancillary Agreements to which the Shareholder is a party and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and hereof. This Agreement and the Ancillary Agreements to which the Shareholder is a Party has been duly authorized, executed and delivered by the Shareholder and are the legal, valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with its terms. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including Governmental Authorities) are necessary to be made or obtained by the Company or the Shareholder in connection with the execution, delivery or performance by the Company or the Shareholder of this Agreement.

3.7 No Violation.

(a) The Company is not in default under or in violation of any provision of its articles of incorporation or bylaws, and except as set forth in the Shareholder Schedules, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company or the Shareholder, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company;

(b) To the Knowledge of the Shareholder, the Company is not in material default or material breach of any written agreement, indenture, contract, lease, sublease, license, sublicense, franchise, loan agreement, note, or restriction to which it is a party or by which it is bound or to which it or its assets are subject (individually, an “Instrument” and collectively, the “Instruments”). Except as set forth in the Shareholder’s Schedules, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company and the Shareholder, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms hereof or thereof, will: (i) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any Instrument; (ii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument; (iii) result in the creation of any Encumbrance on the assets, capital stock or properties of the Company; (iv) to the Knowledge of the Shareholder, conflict with, violate or result in a breach of or constitute a default under, any Applicable Law to which the Company or any of its assets or properties is subject; (v) require the Company to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any Governmental Authority or any other Person; or (vi) affect the validity, enforceability or effectiveness of any Permit.

3.8 Financial Statements.

(a) Schedule 3.8 hereto contains true, correct and complete copies of the Financial Statements. The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis, and present fairly the financial position and results of operations and cash flows of the Company at the dates and for the periods covered by such Financial Statements. There have been no material changes in the financial condition, assets, Liabilities, or results of operations of the Company from June 30, 2008 to the date hereof, except changes in the Ordinary Course of Business, none of which, either individually or in the aggregate, has been materially adverse.

(b) Each of the accounts receivable of the Company included within the Financial Statements constitutes a valid claim and is collectible in the full amount thereof against the debtor charged therewith on the books of the Company within 90 days of the date of invoicing thereof (except for the amount of the allowance for doubtful accounts reflected on the most recent balance sheet included in the Financial Statements). No account debtor has any valid set-off, deduction or defense with respect thereto, and no account debtor has asserted any such set-off, deduction or defense.

(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for the transactions, bank accounts or funds which have been and are reflected in the Company’s books and records.

3.9 Absence of Undisclosed and Contingent Liabilities.

Except as set forth in the Shareholder’s Schedules, neither the Company nor any Subsidiary has any Liabilities except (i) Liabilities which are reflected and properly reserved against in the Financial Statements to the extent such Liabilities are required to be reflected thereon in accordance with GAAP, (ii) Liabilities incurred in the Ordinary Course of Business since June 30, 2008, and (iii) Liabilities arising under the Material Contracts set forth in the Shareholder’s Schedules or which are not required to be disclosed on such Shareholder’s Schedules and which have arisen in the Ordinary Course of Business.

3.10 No Adverse Changes.

Since June 30, 2008, except as set forth in the Shareholder’s Schedules and except for any transactions and agreements required in connection with the Permitted Mergers and except for those transactions and agreements set forth in the Shareholder’s Schedules (the “Permitted Transactions”), neither the Company nor any Subsidiary has failed to operate in the Ordinary Course of Business and has not:

(a) Sold, leased, assigned or otherwise transferred any material properties or assets, or disposed of or permitted to lapse any rights in any Permit or Intellectual Property owned or used by it other than in the Ordinary Course of Business, or organized any new business entity or acquired any equity securities, assets, properties, or business of any Person or any equity or ownership interest in any business or merged with or into or consolidated with any other Person;

(b) Suffered, sustained or incurred any material loss or waived or released any material right or claim, whether or not in the Ordinary Course of Business;

(c) Suffered, sustained or incurred any material damage, destruction or casualty loss to any material properties or assets, whether or not covered by insurance;

(d) Engaged in any transaction not in the Ordinary Course of Business;

(e) Made any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;

(f) Subjected any of its properties or assets to any Encumbrance, whether or not in the Ordinary Course of Business;

(g) Issued any note, bond or other debt security or created, incurred or assumed any indebtedness for borrowed money or capitalized lease obligation, or otherwise incurred any material Liability, except current Liabilities incurred in the Ordinary Course of Business;

(h) Discharged or satisfied any Encumbrance, or paid any material Liability, other than current Liabilities shown on the most recent balance sheet included in the Financial Statements, and current Liabilities incurred in the Ordinary Course of Business since June 30, 2008;

(i) Declared, set aside or paid a dividend or made any other distribution with respect to any class or series of capital stock of the Company, or directly or indirectly redeemed, purchased or otherwise acquired any shares of any class or series of the Company’s capital stock;

(j) Increased the salary, wage or other compensation or level of benefits payable or to become payable by the Company to any of its employees, officers, or directors, including, without limitation, granting, paying or accruing any bonus other than holiday bonuses in the Ordinary Course of Business, incentive compensation, service award, or other similar benefit, other than any wage increases or raises to non-officer or non-director employees in the Ordinary Course of Business;

(k) Loaned money to any Person or guaranteed any loan to or Liability of any Person, whether or not in the Ordinary Course of Business;

(l) Except as described in the Shareholder’s Schedules, amended or terminated any Material Contract, except in the Ordinary Course of Business;

(m) Suffered, sustained or incurred any Material Adverse Change;

(n) Incurred any termination of any material customer account or group of accounts or received notice from any customer, supplier, vendor, Governmental Authority or any other Person which could give rise to or result in a Material Adverse Effect on the Company;

(o) Delayed, postponed, or failed to pay any Liability outside of the Ordinary Course of Business;

(p) Entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement or adopted, amended, modified or terminated any benefit plan for the benefit of any of the Companies’ directors, officers or employees;

(q) Made any change or amendment in its articles of incorporation, bylaws, or other governing instruments;

(r) Issued or sold any securities; acquired, directly or indirectly, by redemption or otherwise, any securities; reclassified, split up or otherwise changed any such equity security; or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

(s) Incurred any Liability other than in the Ordinary Course of Business;

(t) Disposed of, or permitted to lapse, any Intellectual Property rights or disclosed any trade secret, process or know-how to any Person not an employee;

(u) Entered into any contract other than in the Ordinary Course of Business; and/or

(v) Entered into any contract to do any of the foregoing.

3.11 Guarantees.

(a) Except as set forth in the Shareholder’s Schedules, the Company has not guaranteed, become surety or contingent obligor for or assumed any obligation, debt or dividend of any Person. No assets of the Company or any Subsidiary are or have been pledged, hypothecated, delivered for safekeeping, subjected to a security interest or otherwise provided in any way as security for payment or performance of any obligation of a Person other than the Company.

(b) Section 3.11(b) of the Shareholder’s Schedules identifies all Liabilities of the Company for which the Shareholder has provided or been caused to incur personal guarantees thereof.

3.12 Tax Matters.

(a) The Shareholder has previously provided the Purchaser with true and correct copies of the income Tax Returns which the Company has filed for the taxable periods ended on or after September 30, 2005.

(b) Except as set forth on Shareholder’s Schedules:

(i) The Company (A) has filed or caused to be filed all Tax Returns (or extensions thereof) which it is or has been required to file on or prior to the date hereof, by any jurisdiction to which it is or has been subject, and all such Tax Returns correctly and completely reflect all liability of the Company for any Taxes; (B) has timely paid all Taxes due and owing for all periods prior to the date hereof; (C) has made or caused to be made all withholdings of Taxes required to be made by it, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose; and (D) has established adequate reserves and/or accruals for, in its financial books and records and related Financial Statements, all unpaid Taxes and all current Taxes not yet due and payable.

(ii) There are no Tax deficiencies proposed or Threatened against the Company, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any Tax against the Company. There are no audits, actions, suits, proceedings, investigations or claims now pending against the Company with respect to any Tax, or any matter under discussion between the Company and any Governmental Authority relating to any Taxes.

(iii) The Company is not and has never been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code).

(iv) The Company is not a party to, is not bound by, and does not have any obligation under any tax sharing, tax indemnity, or similar agreement.

(v) The Company has prepared all Tax Returns on the accrual method of accounting. The Company has not made and will not make a change in method of accounting for a taxable year beginning on or before the Closing Date, which would require it to include any adjustment under Section 481(a) of the Internal Revenue Code in taxable income for any taxable year beginning on or after the Closing Date.

(vi) Except as set forth in the Shareholder’s Schedules, the Shareholder is not a foreign person so that Section 897 and 6039C of the Internal Revenue Code are not applicable to the transactions provided for hereunder.

(vii) The Shareholder’s Schedules identify all audits of the Company’s Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. The Company has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes.

(viii) The Company, since October 1, 1989 has been a validly electing “S Corporation” as that term is defined in Sections 1361 and 1362 of the Code, and has been a validly electing and qualifying “S” Corporation for state law purposes. The Company has never revoked or terminated any such federal or similar state election, nor has it taken any action which would disqualify the Company from its S Corporation status for federal and state purposes. In accordance with the Section 338(h)(10) election, the Company’s final “S Corporation” return shall report any gain or loss from the deemed sale under Section 338.

(ix) FNA, for a period of at least 10 years has been filing as an “S Corporation” as that term is defined in Sections 1361 and 1362 of the Code,. FNA has never taken any action which would disqualify FNA from its S Corporation status for federal and state purposes. In accordance with the Section 338(h)(10) election, FNA’s final “S Corporation” return shall report any gain or loss from the deemed sale under Section 338.

(x) BFW, since February 1, 2008 has been a validly electing “S Corporation” as that term is defined in Sections 1361 and 1362 of the Code, and has been a validly electing and qualifying “S” Corporation for state law purposes. BFW has never revoked or terminated any such federal or similar state election, nor has it taken any action which would disqualify BFW from its S Corporation status for federal and state purposes. In accordance with the Section 338(h)(10) election, BFW’s final “S Corporation” return shall report any gain or loss from the deemed sale under Section 338.

(xi) Except as set forth in the Shareholder’s Schedules, the Company has not in the past ten (10) years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation which is a “qualified subchapter S subsidiary”.

(xii) The Company has not filed a consent under Section 341(g) of the Code concerning collapsible corporations. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 and 6662(A) of the Code.

3.13 Litigation.

Except as set forth in Schedule 3.13, there are no Proceedings, claims or demands pending or Threatened (i) against or involving the Company or any of its officers or directors (in their capacity as such), (ii) which seek to enjoin or obtain damages in respect of the transactions contemplated by this Agreement, or (iii) which would prevent the Company from consummating the transactions contemplated by this Agreement. To the Knowledge of the Shareholder, there are no state of facts existing which is reasonably likely to give rise to any such action, suit, proceeding, claim, demand or investigation. There are no Proceedings pending or Threatened against or involving the Company by or before any Governmental Authority, or to the Knowledge of the Shareholder, state of facts existing which is reasonably likely to give rise to any such Proceedings. The Company is not in violation of any Injunction.

3.14 Real Property.

The Company has the right to use all real property necessary for the conduct of the Business as presently conducted. Schedule 3.14 identifies all such real property. Except as set forth in the Shareholder’s Schedules, the Company is not a party to any leases of real property. The Company is the lessee under the real estate leases described on Schedule 3.17. True, correct and complete copies of said leases and any amendments, extensions and renewals thereof have heretofore been delivered by the Company to the Purchaser. The Company enjoys quiet and undisturbed possession under each of said leases. The Company’s interest in each of such leases is free and clear of any Encumbrances, is not subject to any deeds of trust, assignments, subleases or rights of any third parties created by the Company, other than the lessor thereof. To the Knowledge of the Shareholder, said leases are valid and binding and in full force and effect, and the Company is not in default thereunder as to the payment of rent or otherwise, and the consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.

3.15 Owned Tangible Personal Property.

The Company owns or has the right to use all personal property necessary for the conduct of the Business as presently conducted. The Shareholder’s Schedules set forth a list of the items of tangible personal property owned by the Company where the replacement value of each item individually exceeds $10,000 (the “Tangible Personal Property”). Except as set forth on Schedule 3.15 hereto and except for property disposed of in the Ordinary Course of Business of the Company, the Company has all right, title and interest in, and good title to, the Tangible Personal Property free and clear of any Encumbrance. With respect to each item of Tangible Personal Property, (i) there are no leases, subleases, licenses, options, rights, or concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of Tangible Personal Property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of Tangible Personal Property or portion thereof or interest therein, and (iii) there are no parties other than the Company which are in possession of or are using such Tangible Personal Property. Copies of all leases and licenses relating to the Tangible Personal Property have heretofore been delivered by the Company to Purchaser.

3.16 Condition of Buildings and Tangible Personal Property.

All of the premises occupied and the items of Tangible Personal Property are in such operating condition and repair as are necessary for the conduct of the Business and, to the Knowledge of the Shareholder, comply in all material respects with Applicable Laws, including but not limited to zoning, building and fire codes. Each item of Tangible Personal Property is adequately covered by one of the insurance policies described in Section 3.24 hereto.

3.17 Material Contracts.

(a) Section 3.17 of the Shareholder’s Schedules contains a list of all of the material contracts of the Company which shall consist of all agreements, leases, licenses, or contracts to which the Company is a party, under which the Company may become subject to any obligation or liability, or by which the Company or any of its assets may become bound (collectively, the “Material Contracts”) that satisfy any of the following:

(i) each agreement or contract that involves performance of services or delivery of goods or materials by the Company in an amount or for a value in excess of $25,000;

(ii) each agreement or contract that was not entered into in the Ordinary Course of Business;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other agreement or contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(iv) each licensing agreement or other agreement or contract with respect to technology, operating or accounting systems, patents, trademarks, copyrights, or other Intellectual Property (regardless of whether the Company is the licensee or licensor thereunder), including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any Intellectual Property assets of the Company;

(v) each collective bargaining agreement or other agreement or contract with any labor union or other employee representative of a group of employees;

(vi) each joint venture, partnership, and other agreement or contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii) each agreement, contract or understanding containing covenants that in any way purport to restrict the Business activity of the Company;

(viii) each agreement or contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services;

(ix) each agreement or contract for capital expenditures in excess of $25,000;

(x) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

(xi) each employment contract, consulting contract, or severance agreement, including contracts (A) to employ or terminate officers or other personnel and other contracts with present or former officers or directors of the Company or (B) that will result in the payment by, or the creation of, any Liability of the Company, the Shareholder, or the Purchaser to pay any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

(xii) each agreement or contract with a Related Person;

(xiii) any other agreement or contract expected to have a Material Adverse Effect on the Business or the Company; and

(xiv) each material amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) Accurate and complete copies of each Material Contract listed in Section 3.17 of the Shareholder’s Schedules have been made available to the Purchaser, at Purchaser’s request, prior to the date hereof. Except as set forth in the Shareholder’s Schedules, to the Knowledge of the Shareholder, all of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. Neither the Company nor, to the Knowledge of the Shareholder, any other party is in default or in arrears under the terms of any Material Contract, and to the Knowledge of the Shareholder, no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The Shareholder has no reason to believe that the products or services called for by any executory Material Contract cannot be supplied in accordance with the terms of such Material Contract, and the Shareholder has no reason to believe that any unfinished Material Contract will, upon performance by the Company, result in a loss by the Company. The Company has not committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, Liability for breach of warranty (whether or not covered by insurance) on the part of the Company with respect to services rendered or products sold by the Company.

3.18 Relationship with Related Persons.

The Shareholder, directors, officers, and employees of the Company, and their Related Persons do not have any interest in any of the properties or assets of or used by the Company and do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (i) has had business dealings or a material financial interest in any transaction with the Company, or (ii) has engaged or is engaged in competition with the Company with respect to any line of products or services of the Company in any market presently served by the Company (a “Competing Business”) (except for the ownership of less than three percent (3%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over the counter market). Except as set forth in the Shareholder’s Schedules, neither the Shareholder, nor any director or officer of the Company and none of their Related Persons is a party to any contract with, or has any claim against, the Company. All money owed by the Company to the Shareholder, or its directors or officers, or their Related Persons, (other than for salary and bonuses) are for bona fide debts and are set forth in the Shareholder’s Schedules.

3.19 Banking Matters.

Section 3.19 of the Shareholder’s Schedules contains a true, complete and correct list of the names of all banks and other financial institutions (with account numbers) in which the Company has an account or safe deposit box, and of all brokerage firms and other entities and persons holding funds or investments of the Company, and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.20 Labor and Employment Matters.

(a) The Shareholder’s Schedules contain a complete list of all written employment arrangements, pension, retirement, profit sharing and bonus plans, and deferred compensation, health, welfare, severance management, and other similar plans for the benefit of any employees of the Company, including employee plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Except for the Company’s 401(k) plan, the Company at present is not, and during the five (5) year period preceding the Closing Date will not have been, a sponsor of, party to or obligated to contribute to any employee benefit plan (as defined in § 3(3) of ERISA). The Company at present is not, and during the five (5) year period preceding the Closing Date will not have been, a party to any collective bargaining agreement. The Company has never been a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and has never maintained a defined benefit pension plan or contributed to a multiemployer plan as defined in Section 3(37) of ERISA. True, correct and complete copies of each Employee Benefit Plan have heretofore been delivered by the Company to the Purchaser.

(b) With respect to each Employee Benefit Plan:

(i) there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, inquiry or investigation pending or Threatened with respect to each such plan, its related trust, or any fiduciary, administrator or sponsor of such plan; and

(ii) each such plan has been established, maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Code and other Applicable Laws.

(c) All directors, officers, and employees of the Company, together with the current salaries, job descriptions, and locations of such directors, officers and employees are set forth in the Shareholder’s Schedules.

(d) Except as set forth in the Shareholder’s Schedules and as required under COBRA, the Company is not obligated to and does not (directly or indirectly) provide death benefits or health care coverage to any former employees or retirees.

(e) The Company has complied with all Applicable Laws respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes. The Company is not engaged in any unfair labor practice. The Company has complied with all applicable provisions of the Immigration Reform and Control Act of 1986.

(f) Except as set forth in the Shareholder’s Schedules, the Company has not entered into any severance or similar arrangement in respect of any present or former employee that will result in an obligation (absolute or contingent) of the Company to make any payment to any present or former employee following termination of employment or upon consummation of the transactions contemplated by this Agreement.

(g) As of the Closing Date, no executive officer, Key Employee or group of employees shall have ceased to be employed by the Company or expressed an intention to terminate his or her employment with the Company.

3.21 Termination of Business Relationships.

No supplier of the Company which cannot be replaced on commercially reasonable terms has, to the Knowledge of the Shareholder, evidenced to the Company or the Shareholder any intention to cancel or terminate its business relationship with the Company. No Key Employee of the Company has notified the Company or the Shareholder of his or her intent or desire to terminate employment with the Company.

3.22 Customers.

The Shareholder has previously delivered to the Purchaser a true and correct list of the ten largest end-customers of the Company’s stations based on the percentage of revenue represented by those customers for fiscal years 2007 and 2006 and for the interim period ended June 30, 2008.

3.23 Product and Service Warranties.

Except as set forth in the Shareholder’s Schedules, there are no Liabilities of or claims against the Company, and no Liabilities or claims are Threatened against the Company, with respect to any product liability (or similar claim) or product or service warranty (or similar claim) claim that relates to any product or service provided by the Company and involves an amount in excess of $25,000 individually or $100,000 in the aggregate with all other claims.

3.24 Insurance.

Schedule 3.24 of the Shareholder’s Schedules identifies all of the Company’s insurance policies. The Company maintains insurance covering its assets, business, equipment, properties, operations and employees. All of such policies are in full force and effect and all premiums payable have been paid in full and the Company is in compliance in all material respects with the terms and conditions of such policies. The Company has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the Ordinary Course of Business. None of such policies are subject to cancellation by virtue of this Agreement or the consummation of the other transactions contemplated herein. There is no claim by the Company pending under any of such policies as to which coverage has been questioned or denied.

3.25 Compliance with Laws.

To the Knowledge of the Shareholder, the Company has complied in all material respects with all Applicable Laws applicable to it and its business, assets, properties and operations and no claim of the violation of any such Applicable Law has been asserted prior to the date hereof. Neither the Company nor the Shareholder has received any notice to the effect that, or has been otherwise advised that, the Company is not in compliance with any Applicable Laws. Neither the Company nor the Shareholder has any reason to anticipate that any existing circumstances are likely to result in any material violation of any Applicable Law.

3.26 Licenses and Permits.

The Company has secured all Permits necessary for the conduct of the Business, except for those Permits, the absence of which, either alone or in the aggregate, would not have a Material Adverse Effect upon the Business or the Company. With respect to each Permit, (a) such Permit is in full force and effect, (b) the Company (or other designated permittee or licensee thereunder) is in compliance in all material respects with the terms, provisions and conditions thereof, (c) there are no outstanding violations, notices of noncompliance therewith, judgments, consent decrees, orders or judicial or administrative action(s) or Proceeding(s) affecting such Permit, and (d) no condition exists, no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) and neither this Agreement nor the transactions contemplated hereby would permit the suspension or revocation of such Permit other than by expiration of the term set forth therein.

3.27 Environmental Matters.

Except as set forth in the Shareholder’s Schedules, to the Knowledge of the Shareholder (i) the Company is currently in compliance with all applicable Environmental Laws, and has obtained all permits and other authorizations from, and submitted all forms, fees, registrations, reports and similar filings to, the appropriate Person or Governmental Authority required to operate its facilities in compliance with applicable Environmental Laws; (ii) the Company has not violated any applicable Environmental Law; (iii) there is no present requirement of any applicable Environmental Law which is due to be imposed upon the Company which will increase its cost of complying with the Environmental Laws; (iv) all on-site generation, treatment, processing, storage and disposal of Hazardous Materials by the Company has been done in compliance with currently applicable Environmental Laws; (v) all off-site transportation, treatment, processing, storage and disposal of Waste and Hazardous Materials generated by the Company has been done in compliance with currently applicable Environmental Laws; (vi) the Company has not released, spilled, leaked or otherwise discharged into the environment any Regulated Substance except as expressly authorized by Environmental Laws; and (vii) the Company has not used or otherwise managed any Regulated Substance except in strict compliance with all Environmental Laws.

3.28 Intellectual Property Matters.

The corporate name of the Company and the trade names and service marks listed on Schedule 3.28 of the Shareholder’s Schedules are the only material names and service marks which are used by the Company in the operation of the Business. The Intellectual Property owned or licensed to the Company constitutes all of the Intellectual Property necessary for the operation of the Business as now being conducted. Except as set forth in the Shareholder’s Schedules, there are no outstanding licenses or consents granting third parties the right to use the Intellectual Property owned by the Company. The Company has received no notice of any adversely held patent, invention, trademark, copyright, service mark or trade name, or trade secret of any Person, or any claims of any other Person relating to any of the Intellectual Property owned by the Company and material to the Business. To the Knowledge of the Shareholder, there is no presently known Threatened infringement of any such Intellectual Property. The sale or use of any products or services now or heretofore provided by the

Company did not and does not infringe (nor has any claim been made that any such action infringes) any third party’s registered copyrights, patents or trademarks or tradenames. The Company’s ownership or right to use any of the Intellectual Property material to the Business will not cease by reason of the execution, delivery, or performance of this Agreement.

3.29 Absence of Certain Business Practices.

Except for customer or prospective customer entertainment occurring in the Ordinary Course of Business, to the Knowledge of the Shareholder neither the Company nor any Person authorized to act on its behalf, has within the past six (6) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist the Company in connection with any actual or proposed transaction) which (i) would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (ii) if not given in the past, would have had a Material Adverse Effect on the Business or the Company, or (iii) if not continued in the future, would adversely affect the financial condition, Business or operations of the Company or which might subject the Company to suit or penalty in any private or governmental litigation or Proceedings.

3.30 Brokers or Finders.

Except as set forth in the Shareholder’s Schedules, neither the Company nor the Shareholder has incurred any Liability for brokerage or finders’ fees or agents commissions or similar payments in connection with this Agreement.

3.31 Disclosure

The information concerning the Company set forth in this Agreement, the Exhibits and Schedules attached hereto and any document, statement or certificate furnished or to be furnished to the Purchaser pursuant hereto does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false an misleading. The Shareholder has disclosed to the Purchaser all material facts pertaining to the transactions contemplated by this Agreement and the Exhibits hereto. Copies of all documents heretofore or hereafter delivered or made available to the Purchaser pursuant to this Agreement were or will be complete and accurate copies of such documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As a material inducement to the Shareholder to execute this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, Purchaser hereby represents and warrants to the Shareholder that each of the following representations and warranties are true and correct as of the Closing Date, except as either set forth in the reports filed by Purchaser with the SEC, or as otherwise set forth in written disclosure schedules (the “Purchaser’s Schedules”) delivered to Shareholder pursuant to this Article IV, a copy of which is attached to this Agreement as Exhibit D. The Purchaser’s Schedules are numbered to correspond to the various sections of this Article IV setting forth certain exceptions to the representations and warranties contained in this Article IV and certain other information required by this Agreement; provided, however, that any information disclosed in any section of the Purchaser’s Schedules shall be deemed to be disclosed and incorporated in any other part of the Purchaser’s Schedules, and shall modify and except the representations and warranties applicable thereto, where such incorporation is reasonable under the circumstances.

4.1 Organization and Qualification.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the corporate power and authority to carry on its business as presently conducted and as currently anticipated to be conducted. Purchaser is duly qualified or licensed to do business and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the character of the properties and assets which it owns or leases makes such qualification or licensing necessary.

4.2 Corporate Instruments and Records.

The copies of the Purchaser’s certificate of incorporation and bylaws, each certified by the Secretary of the Purchaser and heretofore furnished to the Shareholder, are true, correct and complete and each include all amendments to the date hereof.

4.3 Authorization; Valid and Binding Obligation.

The Purchaser has all the unrestricted and absolute right, power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the Ancillary Agreements to which the Purchaser is a party have been or will be when executed and delivered by the Purchaser duly executed and delivered by the Purchaser, and constitute, or will constitute when executed and delivered by the Purchaser the valid and binding obligations of the Purchaser enforceable against the Purchaser, in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar legal requirements affecting or relating to creditors’ rights generally, and (ii) general principles of equity. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including Governmental Authorities) are necessary to be made or obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the Ancillary Agreements.

4.4 Litigation; Orders.

Except as set forth within its SEC Reports, (i) there are no Proceedings, claims or demands pending or Threatened against or involving the Purchaser or state of facts existing which could give rise to any such action, suit, proceeding, claim, demand or investigation that would otherwise be required to be disclosed in such SEC Reports pursuant to the rules and regulations of the SEC; and (ii) there are no Proceedings pending or Threatened against or involving the Purchaser by or before any Governmental Authority, department, commission, bureau, instrumentality or agency (including but not limited to any Governmental Authority concerned with control of foreign exchange, energy, environmental protection or pollution control, franchising or other distribution arrangements, antitrust or trade regulation, civil rights, labor or discrimination, wages and hours, safety or health, zoning or land use), or state of facts existing which could give rise to any such proceedings; and the Purchaser is not in violation of any Injunction of any Governmental Authority. There is no order, writ, Injunction, judgment or decree to which Purchaser or any of its assets owned or used by it, is subject.

4.5 No Violations.

The Purchaser is not in default under or in violation of any provision of (a) its certificate of incorporation or bylaws, or (b) any Instrument to which it is a Party or by which its assets are subject. Neither the execution and delivery of the this Agreement or the Ancillary Agreements by the Purchaser, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms thereof, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Purchaser, (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any Instrument, (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Instrument or in or with respect to the business or assets of the Purchaser, (iv) result in the creation of any Encumbrance on the assets, capital stock or properties of the Purchaser, (v) conflict with, violate or result in a breach of or constitute a default under any Applicable Law to which the Purchaser is subject, (vi) require the Purchaser to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any Governmental Authority or other Person.

4.6 Investment Intent.

The Purchaser is acquiring the Shares for its own account and not with a view to the distribution thereof within the meaning of Section 2(a)(11) of the Securities Act. The Purchaser acknowledges and agrees that the Shares have not been registered under the Securities Act or under the securities laws of any jurisdiction.

4.7 Purchaser SEC Reports.

(a) The Purchaser has made available to the Shareholder accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by the Purchaser with the SEC since October 2005 (the “SEC Reports”) which availability will be deemed satisfied if the SEC Reports are available in final form on the SEC’s website. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements contained in the SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC; and (iii) fairly present in all material respects the consolidated financial position of the Purchaser as of the respective dates thereof and the consolidated results of operations of the Purchaser for the periods covered thereby, except that the unaudited interim financial statements were or when filed are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

4.8 Brokers or Finders.

The Purchaser has not incurred any obligations or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

5.1 Indemnification.

(a) The Shareholder shall defend and hold harmless Purchaser from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") incurred by the Purchaser which arise out of or result from a breach of any representation or warranty of the Shareholder contained in this Agreement, or breach of any covenant or agreement of the Shareholder contained in this Agreement or any of the Ancillary Agreements, or in the Schedules annexed hereto or thereto, or in any deed, exhibit, closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Shareholder pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby.

(b) The Purchaser shall indemnify, defend and hold harmless the Shareholder from and against any and all Claims incurred by the Shareholder which arise out of or result from breach of any representation or warranty of the Purchaser or a breach of any covenant or agreement of the Purchaser contained herein or any of the Ancillary Agreements or in the Schedules annexed hereto or thereto or in any deed, exhibit, closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by the Purchaser pursuant hereto or in connection with the transactions contemplated hereby or thereby.

(c) The right to indemnification, payment of damages or other remedy based on any representations, warranties, covenants and obligations contained in this Agreement will not be affected by and will survive any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the

Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

5.2 Baskets, Caps and Other Limits

(a) In respect of the Purchaser’s assertion of any Claim under Section 5.1(a) that is not a Basket B Claim (a “Basket A Claim”), the Purchaser shall not be entitled to indemnification until the aggregate amount of all such Basket A Claims exceeds $50,000 (the “Purchaser’s Threshold Amount”) whereupon the Purchaser shall, subject to the limitations set forth in Section 5.2(a)(i)-(iii) below, be entitled to indemnification for the full amount of such Basket A Claims including the Purchaser’s Threshold Amount and may assert any subsequent Basket A Claim without regard to the Purchaser’s Threshold Amount.

(i) The aggregate liability of the Shareholder for any Basket A Claims shall not exceed the Indemnification Limitation Amount.

(ii) No Basket A Claim may be asserted by the Purchaser after October 1, 2010.

(iii)  To the extent a Claim exceeds the Indemnification amount, the unsatisfied amount may be carried over (such unsatisfied amount, the “Indemnification Carry-Over”), and collected as an offset against subsequent payments of the Total Purchase Price; provided, however, such offset shall not exceed the Indemnification Limitation Amount at the time of the offset.

(b) In respect of the Purchaser’s assertion of a Basket B Claim under Section 5.1(a), the Purchaser shall be entitled to indemnification for the full amount of such Claim. A “Basket B Claim” shall be any Claim (i) for a breach of representations or warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7(a), 3.12 and 3.27; (ii) for fraud; (iii) resulting from matters 1 through 6 and 7(p) set forth on Schedule 3.13; and (iv) incurred by the Company as a consequence of it not having been qualified prior to the Closing Date to do business as a foreign corporation in states in which the Company conducted business prior to the Closing Date. A Basket B Claim may be made at any time subject to the applicable statute of limitations.

(c) In respect of the Shareholder’s assertion of a Claim under Section 5.1(b), the Shareholder shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds $50,000 (the “Shareholder’s Threshold Amount”), whereupon the Shareholder shall, subject to the limitations set forth below, be entitled to indemnification for the full amount of such Claims including the Shareholder’s Threshold Amount and may assert any subsequent claim without regard to the Shareholder’s Threshold Amount. No Claim under Section 5.1(b) for a breach of a representation or warranty by the Purchaser may be asserted after October 1, 2010 except in respect of the representations and warranties in Sections 4.1, 4.2, 4.3, 4.5, and for fraud, all of which may be asserted at any time subject to the statute of limitation. The aggregate liability of the Purchaser for any Claim under Section 5.1(b) shall not exceed the Indemnification Limitation Amount.

5.3 Expiration of Representations, Warranties and Covenants.

The representations and warranties contained herein shall survive the Closing and shall thereupon terminate on October 1, 2010, except for the representations set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.7(a), 3.12, 3.27, 4.1, 4.2, 4.3, and 4.5, and Claims made for fraud, all of which shall survive indefinitely. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

5.4 Methods of Asserting Claims for Indemnification.

All Claims for indemnification under this Agreement shall be asserted as follows:

(a) Third Party Claims. In the event that any Claim for which a Party (the "Indemnitee") would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly notify the other Party (the "Indemnitor") of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount or the estimated amount thereof (the "Claim Notice"). The Indemnitor shall have thirty (30) days (or, if shorter, a period to a date not less than ten (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery or mailing of the Claim Notice) to notify the Indemnitee (a) whether or not it disputes the Claim and (b) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee. If the Indemnitor elects to defend by appropriate proceedings, such proceedings shall be promptly defended by Indemnitor; and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the Indemnitor.

The Indemnitee shall have the right to participate in, but not control, any such defense or settlement, at its sole cost and expense. If the Indemnitor has disputed the Claim, as provided above, and has not provided the Indemnitee with timely notice of its election to defend the Indemnitee pursuant to this Section 5.4(a), the Indemnitee shall have the right to control the defense or settlement of such Claim, in its sole discretion, and shall be reimbursed by the Indemnitor for its reasonable costs and expenses of such defense. Neither Indemnitee nor Indemnitor shall be otherwise liable for any settlement of any Claim without the prior written consent of the other Party.

(b) Non-Third Party Claims. In the event that the Indemnitee has a Claim for indemnification hereunder which does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor. If the Indemnitor does not satisfy the Claim within thirty (30) days of the date of the Claim Notice, then such Claim shall be submitted to arbitration pursuant to Section 6.9 hereof.

(c) Right of Set-Off. In the event a Claim arises pursuant to Section 5.1(a), in addition to any other rights Purchaser may have with respect to such Claim, Purchaser shall have the right to apply the amount of the Claim against any Tier-One Earn-Out Payment, Tier-Two Earn-Out Payment, Integration Payment, or Subsequent Closing Cash Payment required to be made by Purchaser under this Agreement; provided, however, that prior to asserting its rights under this Section 5.4(c), Purchaser shall have delivered a Claim Notice to the Shareholder in accordance with Section 5.4(a) or (b), as applicable, which shall set forth the amount of the Claim. In the event that the Shareholder notifies the Purchaser within the time period set forth in Section 5.4(a) or (b), as applicable, that he disputes the Claim and the Claim has not been settled or resolved prior to the time payment from the Purchaser is due the Claim shall be submitted to arbitration pursuant to Section 6.9 hereof, and Purchaser’s obligation, in that event, shall be to pay any amount still in dispute and any undisputed amount due to the Shareholder that is not subject to a Claim Notice.

(d) All Claims for indemnification hereunder shall be settled by Shareholder as follows:

(i) one hundred percent (100%) in cash (by payment or set-off as permitted herein) if the Claim arises prior to the date any Purchaser Shares are issued to Shareholder as a component of the Total Purchase Price; and

(ii) if the Claim arises after the date any Purchaser Shares are issued to Shareholder as a component of the Total Purchase Price, Claims shall be settled by Shareholder in a combination of cash (by payment or set-off, as permitted herein) and by surrender to the Purchaser for retirement of Purchaser Shares, in the same proportion as cash and Purchaser Shares constitute the pro rata components of the Total Purchase Price paid to Shareholder as of the date of such Claim. For the purpose of determining the pro rata component of the Total Purchase Price attributable to the Purchaser Shares, and for the purposes of determining the valuation of such Shares for the payment of Claims, the Purchaser Shares to be retired shall be valued at the fixed valuation attributable to such shares under the Agreement as of the original date of issuance to the Shareholder, and shall not be subject to fluctuation.

5.5 Potential Set-Off Under Existing Promissory Note.

Should the Purchaser incur any Claims relating to the settlement or defense of the litigation indentified in Item 5 of Schedule 3.13, the Shareholder agrees to offer the Purchaser the alternative of settling such Claims through a reduction of the principal amount of that Promissory Note described in Schedule 5.5, provided that Plaintiff is willing to accept such a reduction in lieu of direct Claim payments by the Purchaser.

5.6 No Right of Contribution.

After the Closing, the Shareholder shall not have any right of contribution against the Company for any breach of representation, warranty, covenant or agreement of the Company under this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Prohibition on Trading in Purchaser Stock.

The Shareholder acknowledges that the United States securities laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement from purchasing or selling the securities of Purchaser, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Purchaser. Accordingly, the Shareholder agrees that he will not purchase or sell any securities of Purchaser, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Purchaser, until no earlier than Seventy-Two (72) hours following the filing of a Current Report on Form 8-K with the SEC announcing the Closing pursuant to this Agreement.

6.2 Confidentiality.

(a) With respect to Confidential Information concerning Purchaser and its Affiliates that is made available to the Shareholder pursuant to the provisions of this Agreement, the Shareholder agrees that he shall hold such Confidential Information in strict confidence, shall not use such Confidential Information except for the sole purpose of evaluating, and performing the Shareholder’s obligations and exercising the Shareholder’s rights under, this Agreement, and shall not disseminate or disclose any of such Confidential Information other than to their respective agents and representatives who need to know such information for the sole purpose of evaluating, or performing such Shareholder’s obligations or exercising such Shareholder’s rights under, this Agreement and the related transactions (each of whom shall be informed by the Shareholder of the confidential nature of the Confidential Information and directed by such party to treat the Confidential Information confidentially). The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the Shareholder from a third party under no obligation of confidentiality; (ii) becomes known publicly other than through any act or omission of the Shareholder or any party who received the same through the Shareholder provided, however, that the Shareholder and the Company have no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by Applicable Law to be disclosed by the Shareholder; (iv) is independently developed by the Shareholder without the use of any Confidential Information received from the Purchaser or its Affiliates; or (v) is disclosed with the express prior written consent thereto of Purchaser. The Shareholder agrees to undertake all necessary steps to ensure that the secrecy and confidentiality of the Confidential Information will be maintained in accordance with the provisions of this subsection (a).

(b) Notwithstanding anything contained in this Section to the contrary, in the event Shareholder is required by court order or subpoena to disclose Confidential Information which is subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing Party shall: (i) promptly notify the Purchaser and, if having received a court order or subpoena, deliver a copy of the same to the Purchaser; (ii) cooperate with the Purchaser at the expense of the Purchaser in obtaining a protective or similar order with respect to such information; and (iii) provide only such of the Confidential Information of the Purchaser as the Shareholder is advised by its counsel. Without limiting the general nature of Section 7.4, Section 6.2 shall replace and supersede in all respects the terms of Section 13 of that certain Letter of Intent dated as of May 23, 2008 from Purchaser to Shareholder.

6.3 Non Competition.

The Shareholder covenants and agrees with the Purchaser that during the period commencing on the Closing Date and terminating October 1, 2012 (the "Noncompete Term"), he will not, without the prior written consent of the Purchaser, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively within the United States of America, engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities that are competitive with the business of the Company. For the purposes hereof, the “business of the Company” shall be determined to be the business the Company is engaged in on the earlier of (i) the end of the Noncompete Term; or (ii) the date that Shareholder is no longer employed by the Company.

6.4 Non Solicitation.

The Shareholder covenants and agrees with the Purchaser that during the Noncompete Term, he will not, without the prior written consent of Purchaser, which may be withheld or given in its sole discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly, to: (i) solicit, counsel or attempt to induce any person who is then in the employ of the Company, or who is then providing services as a consultant or agent of the Company, to leave the employ of or cease providing services, as applicable, to the Company, or employ or attempt to employ any such person or persons who at any time during the preceding one (1) year was in the employ of, or provided services to, the Company; or (ii) solicit, bid for or perform for any of the then current customers of the Company (defined as a customer who has done business with the Company within a year) any services of the type the Company performed for such customer at any time during the preceding one (1) year period.

6.5 Injunctive Relief.

The Parties agree that the remedy of damages at law for the breach by any of them of any of the covenants, obligations or other provisions contained in this Agreement, including those in Sections 6.1 (Prohibition on Trading), 6.2 (Confidentiality), 6.3 (Non Competition ), and 6.4 (Non Solicitation) is an inadequate remedy. In recognition of the irreparable harm that a violation of such covenants would cause the Party or Parties whom such covenants, obligations or other provisions benefit, the Parties agree that in addition to any other remedies or relief that may be available to them, such injured Party shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction against and restraining an actual or threatened breach, violation or violations. The Parties agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

6.6 Further Acts and Assurances.

The Parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of any other Party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement and the Ancillary Agreements. In addition, from and after the Closing Date, the Purchaser will afford to the Shareholder and their attorneys, accountants and other representatives, access, during normal business hours, to such personnel, books and records relating to Purchaser as may reasonably be required in connection with the preparation of financial information or the filing of Tax Returns and will cooperate in all reasonable respects in connection with claims and proceedings asserted by or against third parties, relating to or arising from the transactions contemplated hereby.

6.7 Public Announcements.

(a) Neither the Shareholder nor the Purchaser, shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or any other material nonpublic information (as construed pursuant to Regulation FD under the Securities Act) concerning or relating to any Party hereto, other than with the express prior written consent of the Party regarding whom such disclosure would be made; provided, however, that disclosure may be made (a) to the minimum extent as may be required by law or court order, or (b) to enforce the rights of such disclosing Party under this Agreement; provided further, however, that notwithstanding anything to the contrary contained in this Agreement, any Party hereto may disclose this Agreement to any of its directors, officers, employees, shareholders, affiliates, agents and representative who need to know such information for the sole purpose of evaluating, or performing its obligations or exercising its rights under this Agreement.

(b) Notwithstanding anything contained in this Section to the contrary, in the event a Party is required by court order or subpoena to disclose material nonpublic information of another Party, prior to such disclosure, the disclosing Party shall: (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party at the expense of the non-disclosing Party in obtaining a protective or similar order with respect to such information; and (iii) provide only such of the Confidential Information of the non-disclosing Party as the disclosing Party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

(c) The Purchaser shall have the right to make such public disclosures of this Agreement and the transactions contemplated hereby as it determines in good faith are required under applicable federal securities laws, in which event the contents of any such disclosure shall be submitted to the Shareholder for review and approval no later than two (2) business days prior to the proposed disclosure.

(d) The Parties anticipate issuing a mutually acceptable joint press release announcing the consummation of the transactions provided for herein.

6.8 Tax Matters.

(a) At the Purchaser’s option (“338 Option”), the Company and the Shareholder will join with the Purchaser in making an election under Section 338(h)(10) of the Code in connection with the purchase of the Shares hereunder (and any corresponding elections under state tax law) (collectively, a “Section 338(h)(10) Election”). Prior to making a Section 338(h)(10) Election, Purchaser shall deliver to Shareholder a completed and final version of IRS Form 8883. Within 21 days of receiving such IRS Form 8883, Shareholder shall prepare and deliver to Purchaser a written statement (the “Tax Statement”) setting forth the amount of Tax that has been or would be incurred by Shareholder as a result of the sale of the Shares hereunder absent the making of a Section 338(h)(10) Election (the “Base Tax Amount”) and the amount of Tax (including Tax on Tax or any applicable interest or penalties) that would result from the making of a Section 338(h)(10) Election at the time such election is to be made (the “Adjusted Tax Amount”).

(b) Following its receipt of the Tax Statement, the Purchaser shall either accept or reject the Shareholder’s calculation of the Base Tax Amount and the Adjusted Tax Amount. If the Purchaser disputes either the Base Tax Amount or the Adjusted Tax Amount, the Parties shall use good faith efforts to jointly resolve any objections and discrepancies, and if resolved, shall be fully and completely binding upon the Parties and not subject to further review, appeal, or dispute. If the Purchaser and the Shareholder are unable to resolve any objections or discrepancies claimed by the Purchaser, then the Parties shall follow the dispute resolution procedures described in Section 6.8(e) below.

(c) Absent a dispute regarding the Base Tax Amount or the Adjusted Tax Amount, the Purchaser shall notify the Shareholder within 30 days of its receipt of the Tax Statement whether it will make a Section 338(h)(10) Election. If the Purchaser makes such an election, the Purchaser shall within 21 days of the Purchaser filing IRS Form 8023, pay to the Shareholder an amount equal to the difference between the Adjusted Tax Amount and the Base Tax Amount.

(d) If Purchaser exercises the 338 Option, then the Shareholder and the Purchaser shall jointly make an election on a timely basis with respect to the Company under Section 338(h)(10) of the Code on Form 8023 or in such other manner as may be required by rule or regulation of the Internal Revenue Service, and shall jointly make an election in the manner required under any analogous provision of state or local law as the Shareholder shall designate or as shall be required, concerning the transactions contemplated by this Agreement. The Purchaser shall, with the assistance and cooperation of the Shareholder, prepare all such

Section 338(h)(10) forms required as attachments to Form 8023 (and all forms under analogous provisions of state or local law) in accordance with applicable tax laws and shall on such Form 8023 allocate the Base Purchase Price in a manner consistent with Section 338 of the Code, and consistent with IRS Form 8883 previously provided by Purchaser to Shareholder.

(e) If the Purchaser and the Shareholder are unable to resolve any objections or discrepancies claimed by the Purchaser, then the matter shall be submitted to Independent Accountants. In submitting such matter to Independent Accountants, the Purchaser and the Shareholder shall concurrently deliver, at their own expense, to the Independent Accountants and the other Party such documents and information as the Independent Accountants may request. Each Party may also deliver to the Independent Accountants such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently delivered to the other Party. Neither Party shall have or conduct any communication, either written or oral, with the Independent Accountants without the other Party either being present or receiving a concurrent copy of any written communication. The Independent Accountants may conduct a conference concerning the objections and disagreements between the Purchaser and the Shareholder, at which conference each Party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Independent Accountants and the other Party), and (ii) have present its or their advisors, accountants and/or counsel. The Independent Accountants shall promptly render a decision, acting as an expert and not an arbitrator, on the issues presented, and such decision shall be final and binding on all of the Parties to this Agreement. Each of the Parties shall agree to indemnify and hold harmless the Independent Accountants, and to execute whatever documents or agreements are necessary to effectuate the foregoing.

(f) The Shareholder, on the one hand, and Purchaser, on the other hand, shall each pay fifty percent (50%) of all costs, fees and expenses to engage the Independent Accountants.

(g) Intentionally omitted.

(h) The Shareholder will timely and properly file or cause to be filed all Tax Returns of the Company which are due or which will become due for periods ending through the Closing Date, all such Tax Returns to be true and correct and complete in all material respects, and the Shareholder will pay or cause to be paid in full when due all Taxes, if any, shown to be due on such returns; in that regard, the Company shall provide Shareholder with such reasonable access to the books and records of the Company as is necessary to complete and file such Tax Returns. Shareholder shall present for the Purchaser’s review and the Purchaser shall be entitled to review all final federal and state S-corporation returns which shall include gains, if any, resulting from the Section 338(h)(10) election to be filed by the Parties hereto, thirty (30) days prior to the filing of any such return. In addition, the Shareholder agrees that any and all costs of preparing such Tax Return shall be borne exclusively by the Shareholder.

(i) With respect to any other Tax Returns for any taxable period that includes but does not end on the Closing Date (the “Straddle Tax Returns”), the Purchaser and Shareholder shall prepare a schedule (the “Apportionment Schedule”) apportioning the taxable income or loss and all other items of the Company allocable to (i) the period up to and including the Closing Date and (ii) the period after the Closing Date, by an interim closing of the books as of the end of the day on the Closing Date. The Shareholder agrees that he will be responsible for all Taxes covered by the Apportionment Schedule for periods prior to the Closing.

(j) All transfer, documentary, stamp, registration, sales and use, registration, stamp and similar Taxes and fees (including all penalties and interest) imposed in connection with the sale of the Shares or any other transaction that occurs pursuant to this Agreement shall be borne solely by the Shareholder.

(k) After the Closing Date, the Shareholder, on the one hand, and the Purchaser, and the Company on the other, shall (i) provide, or cause to be provided, to each other’s respective subsidiaries, officers, employees, representatives and affiliates, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, including any Straddle Tax Returns or associated Apportionment Schedule, or any audit of the Company in respect of which the Shareholder, on the one hand, or the Purchaser or the Company, on the other, as the case may be, are responsible pursuant to this Section 6.8, and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits. The assistance provided for in this Section 6.8(k) shall include without limitation each of the Shareholder, the Purchaser, and the Company (x) making their agents and employees and the agents and employees of their respective subsidiaries and affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or audits, including without limitation records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

(l) The Shareholder, the Purchaser, and the Company shall promptly inform, keep regularly apprised of the progress with respect to, and notify the other Party in writing not later than (i) five (5) business days after receipt of any notice of any audit or (ii) ten (10) business days prior to the settlement or final determination of any audit for which it was responsible pursuant to this Section 6.8 which could affect the Tax liability of such other Party for any taxable year.

(m) The Purchaser acknowledges that the Company paid an amount equal to $82,468 in prepaid income tax, which amount will be subject to a refund request submitted to the Internal Revenue Service following the Closing. Within 15 days of the Company’s receipt of such refund, the Purchaser shall cause the Company to pay the full amount of the refund to the Shareholder.

6.9 Arbitration.

(a) Except with respect to disputes relating to any Earn-Out Certificate or the Subsequent Closing Cash Payment which are to be handled exclusively under Section 1.8, any other claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement or the Ancillary Agreements, including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Dispute”), shall, unless a specific dispute resolution provision exists in an Ancillary Agreement, which controls in the event of a dispute relating to that specific Ancillary Agreement, be resolved by final and binding arbitration before one or more arbitrators (“Arbitrators”) selected from and administered by AAA (the “Administrator”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes. The arbitration hearing shall be held in Minneapolis, Minnesota.

(b) Depositions may be taken and full discovery may be obtained in any arbitration commenced under this provision.

(c) The Arbitrators shall, within fifteen (15) calendar days after the conclusion of the Arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The Arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress or pain and suffering, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any Ancillary Agreement; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The Arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief they deem just and equitable and within the scope of this Agreement or any Ancillary Agreement, including, without limitation, an injunction or order for specific performance.

(d) Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Administrator and the Arbitrators; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators. Each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

(e) By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Dispute between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this Section 6.9, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

6.10 Effective Date of Financial Calculations.

(a) It is the intent of the parties hereto that the net financial performance and results of operations of the Company, FNA and BFW from September 1, 2008 through the Closing Date (the “Pre-Close Period”) shall accrue to the benefit of the Purchaser. Except for the Permitted Transactions, Company, FNA and BFW shall only operate in the Ordinary Course of Business during that period and shall not during that period engage in any of the transactions prohibited under Section 3.10(a)-(v).

(b) To give full effect to this Section, as part of the determination of the Working Capital, the Shareholder’s responsibility to satisfy Bank Indebtedness as of the Closing Date shall be limited to Bank Indebtedness as of August 31, 2008 with any over/under payment to this amount as evidenced by the September 5th settlement to be reflected as an adjustment to Working Capital.

6.11 Inactive Companies.

Following the Closing, the Shareholder agrees to process and secure the formal dissolution and liquidation of the Inactive Companies. Shareholder shall bear all costs and expenses associated with the foregoing, including any and all fines., past tases, and professional fees.

ARTICLE VII
MISCELLANEOUS

7.1 Definitions.

For purposes of this Agreement, the following terms have the meanings specified:

“338 Option” has the meaning set forth in Section 6.8(a) of this Agreement.

“338(h)(10) Tax” has the meaning set forth in Section 6.8(a) of this Agreement.

“2009 Earn-Out Payment” has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

“2009 Earn-Out Period” has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

“2010 Earn-Out Payment” has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

“2010 Earn-Out Period” has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

“2011 Earn-Out Payment” has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

“2011 Earn-Out Period” has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

“2012 Earn-Out Payment” has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

“2012 Earn-Out Period” has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

“Acceleration Threshold” has the meaning set forth in Section 1.7(b) of this Agreement.

“Adjusted Tax Amount” has the meaning set forth in Section 6.8(a) of this Agreement.

“Administrator” has the meaning set forth in Section 6.9(a) of this Agreement.

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Entity” or “Affiliated Entities” has the meaning set forth in Section 3.5(a)(ii) of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraphs of this Agreement.

“Ancillary Agreements” means the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement or any Ancillary Agreement including, without limitation, the Employment Agreement and the Shareholder’s Schedules.

“Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Apportionment Schedule” has the meaning set forth in Section 6.8(b) of this Agreement.

“Arbitrators” has the meaning set forth in Section 6.9(a) of this Agreement.

“Bad Debt Expense” shall be calculated on a station by station basis as one hundred percent (100%) of any accounts receivable aged beyond ninety (90) days of invoice date to the extent such amount exceeds station security deposits available to off-set bad debt expense. Any amounts deducted as Bad Debt Expense that are later paid shall result in an increase to Gross Profit Contribution for the Earn-Out Period in which such payments were received.

“Bank Indebtedness” means all outstanding bank and other loans, notes, lines of credit, debt instruments, and other indebtedness, excluding trade payables, capital leases and other current Liabilities.

“Base Purchase Price” has the meaning set forth in Section 1.2(a) of this Agreement.

“Base Targeted Amount” has the meaning set forth in Section 1.2(b)(iii) of this Agreement.

“Business” as used in this Agreement means the business of freight forwarding as carried on by the Company immediately prior to the Closing Date.

“Claim Notice” has the meaning set forth in Section 5.4(a) of this Agreement.

“Claims” has the meaning set forth in Section 5.1(a) of this Agreement.

“Closing” has the meaning set forth in Section 1.1 of this Agreement.

“Closing Balance Sheet” has the meaning set forth in Section 1.6(b) of this Agreement.

“Closing Date” has the meaning set forth in Section 2.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute, and the rules and regulations promulgated thereunder.

“Company Locations” shall mean all existing stations and locations of the Company as of the Closing Date, plus those prospective agents, stations and locations identified on Schedule 1.2(b)(iii).

“Competing Business” has the meaning set forth in Section 3.18 of this Agreement.

“Confidential Information” means and includes, with respect to a Party, any and all: (a) trade secrets concerning the business and affairs of such Party, data, know-how, compositions, processes, designs, sketches, photographs, graphs, drawings, inventions and ideas, past, current, and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of Applicable Law; and (b) information concerning the business and affairs of such Party, which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training techniques and materials, however documented, that has been or may hereafter be provided or shown to a receiving Party by such Party or by the directors, officers, employees, agents, consultants, advisors, or other representatives including legal counsel, accountants and financial advisors of such Party or is otherwise obtained from review of such Party’s documents or property or discussions with such Party or its representatives, irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries, and other material prepared by the receiving Party based, in whole or in part, on any information included in the foregoing.

“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (a) a sale or other disposition of all or substantially all of the assets of Purchaser or the Company to an unrelated third party; (b) a sale by the Purchaser of newly issued shares of common stock in a private placement transaction to an unrelated third party that constitute (on a post-sale basis) at least eighty percent (80%) of the then outstanding fully-diluted shares of the Purchaser's outstanding capitalization; (c) a sale by the Purchaser of equity securities that constitute (on a post-sale basis) at least fifty percent (50%) of the voting stock of the Company, provided the sale results in or is accompanied by a change in management control of the Purchaser; (d) a merger, consolidation or similar transaction involving Purchaser or the Company following which the Purchaser or the Company, as applicable, is not the surviving corporation (other than a merger, consolidation or similar transaction effected exclusively for the purpose of changing the domicile of such entity and other than a merger, consolidation or similar transaction in which the shareholders of the Purchaser or the Company immediately prior to such merger hold twenty-five percent (25%) or more of the outstanding capital stock of such surviving corporation immediately after the consummation of such merger); or (e) a “reverse merger” or similar transaction in which the Purchaser or the Company is the surviving entity but in which the shareholders of the Purchaser or Company immediately prior to such merger or similar transaction hold less than twenty-five percent (25%) of the outstanding capital stock of such entity immediately after the consummation of such merger or similar transaction.

“Deductible Amount” has the meaning set forth in Section 5.2(a) of this Agreement.

“Deficit Working Capital Amount” has the meaning set forth in Section 1.6(c) of this Agreement.

“Dispute” has the meaning set forth in Section 6.9(a) of this Agreement.

“Earn-Out Certificate” has the meaning set forth in Section 1.8(a) of this Agreement.

“Earn-Out Period” or “Earn-Out Periods” has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

“Encumbrance” means and includes:

(a) with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(b) with respect to any real property (whether and including owned real estate or leased real estate), any mortgage, lien, easement, interest, right of way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including Governmental Authorities), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“Environmental Laws” means any and all Applicable Laws (a) regulating the use, treatment, generation, transportation, storage, control or disposal of any Hazardous Material, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), and the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and/or (b) relating to the protection, preservation or conservation of the environment and public or worker health and safety, all as existing, defined or interpreted as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Working Capital Amount” has the meaning set forth in Section 1.6(e) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Member” with respect to any natural Person means the following relatives of such Person and the entities designated: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing such Person’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons control the management of assets, and any other entity in which these persons own more than fifty percent (50%) of the voting interests.

“Financial Statements” has the meaning set forth in Section 2.2(a)(v) of this Agreement.

“Friedman Employment Agreement” has the meaning set forth in Section 2.2(a)(iii) of this Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

“Governmental Authority” means any: (a) U.S. federal or state government; or (b) U.S. federal or state governmental authority (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal).

“Gross Profit Contributions” means the gross transportation revenue and Net Insurance Income realized during each such Earn-Out Period, less the aggregate cost of: (A) purchased transportation; (B) agent commissions and/or other amounts paid to stations in the form of agency fees, franchisee fees or other similar arrangements; (C) Bad Debt Expenses incurred during each such Earn-Out Period; and (D) the amounts set forth in Schedule 1.2(b)(iii), with respect to all Company Locations.

“Hazardous Materials” means any and all (a) dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, or directly or indirectly regulated by, any Applicable Laws, including Environmental Laws, and (b) any of the following, whether or not included in the foregoing: polychlorinated biphenyls, asbestos in any form or condition, urea formaldehyde, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical wastes, radioactive materials, explosives and known carcinogens.

“Inactive Companies” has the meaning set forth in Section 3.1(d) of this Agreement.

“Indemnitee” has the meaning set forth in Section 5.4(a) of this Agreement.

“Indemnification Carry-Over” has the meaning set forth in Section 5.3(a)(iii).

“Indemnification Limitation Amount” is an amount equal to Total Purchase Price divided by 2.

“Indemnitor” has the meaning set forth in Section 5.4(a) of this Agreement.

“Independent Accountants” has the meaning set forth in Section 1.8(d) of this Agreement.

“Initial Closing Cash Payment” has the meaning set forth in Section 1.2(b)(i) of this Agreement.

“Injunction” means any and all writs, rulings, awards, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority.

“Instrument” or “Instruments” has the meaning set forth in Section 3.7(b) of this Agreement.

“Integration Payment” has the meaning set forth in Section 1.5(a) of this Agreement.

“Integration Payment Date” has the meaning set forth in Section 1.5(a)(i) of this Agreement.

“Intellectual Property” means any and all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (d) mask works and all applications, registrations and renewals in connection therewith; (e) trade secrets and confidential business information (including ideas, research and development, know how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (f) computer software (including data and related software program documentation in computer readable and hard copy forms); (g) other intellectual property and proprietary rights of any kind, nature or description, including web sites, web site domain names and other e-commerce assets and resources of any kind or nature; and (h) copies of tangible embodiments thereof (in whatever form or medium).

“Key Employee” means any employee, consultant or advisor, whose employment or service to the Company is material to the Business including but not limited to, all officers or directors, all Persons who are in charge of a material function or division within the Company, i.e., sales, marketing, transportation services, franchisee operations, etc, and all Persons who are responsible for any material customer accounts or relationships.

“Knowledge” means with respect to the Shareholder, that the Shareholder has actual knowledge of the relevant fact or circumstance, prior to or as of the date of this Agreement and without any obligation of the Shareholder to undertake an independent investigation of such fact or circumstance.

“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Material Adverse Effect” or “Material Adverse Change” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole. In the case of the Company’s results of operations, a Material Adverse Change will be deemed to have occurred if there is a decrease of more than fifteen percent (15%) in net income or ten percent (10%) in net revenues (excluding pass-throughs) over the corresponding prior year period.

“Material Contracts” has the meaning set forth in Section 3.17(a) of this Agreement.

“Minimum Working Capital Amount” has the meaning set forth in Section 1.6(c) of this Agreement.

“Net Insurance Income” shall equal the insurance premiums charged to the stations net of the underlying cost of the insurance premiums and further reduced by any uninsured loss and/or marketing settlements

“Noncompete Term” has the meaning set forth in Section 6.3 of this Agreement.

“Objection Notice” has the meaning set forth in Section 1.8(b) of this Agreement.

“Ordinary Course of Business” means an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Overage” has the meaning set forth in Section 1.2(b)(iii)(2) of this Agreement.

“Permit” means any and all permits, licenses, filings, authorizations, approvals, or indicia of authority (and any pending applications for approval or renewal of a Permit), to own, construct, operate, sell, inventory, disburse or maintain any asset or conduct any business as issued by any Governmental Authority.

“Permitted Mergers” has the meaning set forth in Section 2.2(a)(x) of this Agreement.

“Permitted Transactions” has the meaning set forth in Section 3.10 of this Agreement.

“Person” means any individual, corporation (including any non profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Authority.

“Prior Periods” has the meaning set forth in Section 1.7(c) of this Agreement.

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proportionate Share of Gross Profit Contributions” has the meaning set forth in Section 1.2(b)(iii)(1) of this Agreement.

“Purchaser Shares” has the meaning set forth in Section 1.2(b)(iv) of this Agreement.

“Purchaser’s Schedules” has the meaning set forth in the introductory paragraph to Article IV.

“Regulated Substance” means any substance the manufacturing, processing, sale, generation, treatment, transportation, storage, disposal, labeling or other management or use of which is regulated by applicable Environmental Law.

“Related Company” or “Related Companies” has the meaning set forth in Section 3.1(c) of this Agreement.

“Related Person” or “Related Persons” means, with respect to a natural Person:

(a) each Family Member; and

(b) any Affiliate of a Family Member.

With respect to any other Person:

(i) any Affiliate of such Person; and

(ii) each Person that serves as a director, governor, officer, manager, general partner, executor or trustee of such Person (or in a similar capacity).

“Response Period” has the meaning set forth in Section 1.8(b) of this Agreement.

“Rights” means any and all outstanding subscriptions, warrants, options, voting agreements, voting trusts, proxies, or other arrangements or commitments obligating or which may obligate a Person to dispose of or vote any securities, including, without limitation, the Shares.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.7(a) of this Agreement.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.8(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” means Robert F. Friedman.

“Shareholder’s Schedules” has the meaning set forth in the introductory paragraph to Article III.

“Shares” has the meaning set forth in the introductory paragraphs of this Agreement.

“Shortfall Amount” has the meaning set forth in Section 1.2(b)(iii) of this Agreement.

“Straddle Tax Returns” has the meaning set forth in Section 6.8(b) of this Agreement.

“Subsequent Closing Cash Payment” has the meaning set forth in Section 1.2(b)(i) of this Agreement.

“Subsidiary” or “Subsidiaries” has the meaning set forth in Section 3.5(a)(i) of this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 3.15 of this Agreement.

“Tax” or “Taxes” means (i) any and all net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, transfer, sales, use, social security, Medicare, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any

Governmental Authority, together with any interest or penalty relating thereto, and (ii) any payments under tax sharing arrangements with the Company

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including, without limitation, any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

“Threatened” means that a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, or any notice has been given in writing that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will, with substantial certainty, be asserted, commenced, taken or otherwise pursued in the future; provided, however, that the foregoing shall not include customer billing disputes in the Ordinary Course of Business.

“Tier-1 Earn-Out Payment” or “Tier-1 Earn-Out Payments” has the meaning set forth in Section 1.2(b)(ii) of this Agreement.

“Tier-1 Earn-Out Payment Dates” has the meaning set forth in Section 1.2(b)(iv) of this Agreement.

“Tier-2 Earn-Out Payment” or “Tier-2 Earn-Out Payments” has the meaning set forth in Section 1.3(a) of this Agreement.

“Tier-2 Holdback Threshold” has the meaning set forth in Section 1.3(b) of this Agreement.

“Total Purchase Price” equals the sum of the Base Purchase Price, the Tier-2 Earn-Out Payments, and the Integration Payment, to the extent such payments have already been paid to Shareholder. For the purposes hereof, “Payments” shall include all cash and Purchaser Shares paid to the Shareholder. Purchaser Shares shall be valued for the purposes of this definition, at the fixed amount attributable under the Agreement on the original date of issuance to the Shareholder and shall not be subject to fluctuation.

“Waste” means any substance defined as such by any applicable Environmental Law.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as the applicable market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the applicable market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets”

by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Purchaser and the Shareholder.

“Working Capital” means the excess of the Company’s current assets over the Company’s current liabilities, as reflected on, and determined in accordance with, Schedule 7.1 attached hereto, determined in accordance with GAAP applied on a consistent basis with the Company’s Financial Statements, without giving effect to the consummation of the transactions contemplated by this Agreement, and adjusted to exclude the Company’s accounts receivable aged beyond 90 days of invoice date.

7.2 Cumulative Remedies; Waiver.

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. Except as expressly set forth below in Section 7.11, no claim or right arising under this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party or Parties. No waiver that may be given by a Party shall be applicable except in the specific instance for which it is given. No notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.3 Notices.

All notices requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given, delivered and received upon delivery if delivered personally, or on the second business day after it shall have been deposited by certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, to the Parties at the addresses below, or at such other address or facsimile number for a Party as shall be specified by like notice to all Parties:

If to the Shareholder:	Mr. Robert F. Friedman 401 S. 1st Street Unit 1602 Minneapolis, MN 55401

with a copy to:	Krass Monroe, P.A. c/o John E. Berg, Esq. and Ryan R. Palmer, Esq. 8000 Norman Center Drive Suite 1000 Minneapolis, MN 55437

If to the Purchaser:	Radiant Logistics, Inc. c/o Bohn H. Crain 1227 120th Avenue NE Bellevue, WA 98005

with a copy to:	Fox Rothschild LLP c/o Vincent A Vietti, Esq. Princeton Pike Corp. Center 997 Lenox Drive, Building 3 Lawrenceville, NJ 08648-2311

and Stephen M. Cohen, Esq. 2000 Market Street, 10th Floor Philadelphia, PA 19103
7.4 Entire Agreement; Assignment.

This Agreement, including all Exhibits and Schedules hereto, together with the Ancillary Agreements, constitutes the entire agreement among the Parties with respect to its subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among the Parties or any of them with respect to such subject matter and shall not be assigned by operation of law or otherwise.

7.5 Binding Effect; Benefit.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Nothing in this Agreement is intended to confer on any Person other than the Parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.6 Headings.

The descriptive headings of the sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

7.7 Counterparts.

This Agreement may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

7.8 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

7.9 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.10 Expenses.

The Purchaser and Shareholder shall each pay all of their own fees and expenses incurred by them in connection with the transactions provided for hereunder, (the Company’s expenses being deemed the Shareholder’s expenses), except that the Purchaser shall reimburse the Company for third party audit fees incurred by the Company in connection with the preparation of the Financial Statements.

7.11 Amendment and Modification.

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by Purchaser, the Company and Shareholder.

7.12 Release and Discharge.

BY VIRTUE OF HIS EXECUTION AND DELIVERY OF THIS AGREEMENT, AS OF THE CLOSING AND THEREAFTER, THE SHAREHOLDER, FOR AND ON BEHALF OF HIS HEIRS, ASSIGNS, BENEFICIARIES, EXECUTORS AND ADMINISTRATORS DOES HEREBY FULLY AND IRREVOCABLY REMISE, RELEASE AND FOREVER DISCHARGE THE COMPANY, AND ITS SUBSIDIARIES, DIRECTORS, OFFICERS, SHAREHOLDERS, AFFILIATES, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL

MANNER OF CLAIMS, ACTIONS, CAUSES OF ACTION, GRIEVANCES, LIABILITIES, OBLIGATIONS, PROMISES, DAMAGES, AGREEMENTS, RIGHTS, DEBTS AND EXPENSES (INCLUDING CLAIMS FOR ATTORNEYS' FEES AND COSTS), OF EVERY KIND, EITHER IN LAW OR IN EQUITY, WHETHER CONTINGENT, MATURE, KNOWN OR UNKNOWN, OR SUSPECTED OR UNSUSPECTED, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER ANY FEDERAL, STATE, LOCAL OR MUNICIPAL LAW, COMMON LAW OR STATUTE, WHETHER ARISING IN CONTRACT OR IN TORT, AND ANY CLAIMS ARISING UNDER ANY OTHER LAWS OR REGULATIONS OF ANY NATURE WHATSOEVER, THAT SHAREHOLDER EVER HAD, NOW HAS OR MAY HAVE, FOR OR BY REASON OF ANY CAUSE, MATTER OR THING WHATSOEVER, FROM THE BEGINNING OF THE WORLD TO THE DATE HEREOF; PROVIDED, HOWEVER, THAT SUCH RELEASE SHALL NOT CONSTITUTE A RELEASE OR WAIVER OF SHAREHOLDER’S CLAIMS OR DEMANDS AGAINST THE COMPANY FOR INDEMNIFICATION OR ADVANCEMENT OF EXPENSES IN CONNECTION WITH ANY THIRD PARTY CLAIM (WHICH FOR THIS PURPOSE SHALL NOT INCLUDE ANY CLAIM MADE BY THE PURCHASER) IN ACCORDANCE WITH THE COMPANY’S ARTICLES OF INCORPORATION AND BYLAWS, OR FOR DEFENSE, SETTLEMENT OR PAYMENT RELATING TO ANY CLAIMS COVERED UNDER THE TERMS AND CONDITIONS OF THE COMPANY’S DIRECTORS AND OFFICERS LIABILITY INSURANCE POLICIES, AS CURRENTLY IN EFFECT OR HEREAFTER EXTENDED.

7.13 Time of Essence.

Time is of the essence in this Agreement.

7.14 Construction.

(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) References to “$” in this Agreement shall refer in all cases to United States Dollars.

(d) Capitalized terms used in the Schedules to this Agreement shall have the same meanings ascribed to such terms in this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has executed or caused this Agreement to be executed as of the date first above written.

______________________________________ WITNESS (SIGNATURE)	RADIANT LOGISTICS, INC. By: /s/ Bohn H. Crain Authorized Executive Officer

______________________________________ WITNESS (SIGNATURE)	SHAREHOLDER /s/ Robert F. Friedman ROBERT F. FRIEDMAN